Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

Dated as of October 7, 2005

among

RELIANT ENERGY, INC.,
as the Borrower,

The Other Loan Parties Referred To Herein,
as Guarantors,

The Other Lenders Party Hereto,

and

DEUTSCHE BANK AG, NEW YORK BRANCH
as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.
Sole Lead Arranger, Sole Bookrunner, and Sole Syndication Agent

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.1 Defined Terms
1.2 Other Interpretive Provisions
1.3 Accounting Terms
1.4 Rounding
1.5 Times of Day

ARTICLE II. THE COMMITMENTS AND THE LOANS
2.1 The Loans
2.2 Borrowings, Conversions and Continuations of Loans
2.3 [Reserved]
2.4 Optional and Mandatory Prepayments
2.5 Termination of Commitments
2.6 Repayment of Loans
2.7 Interest
2.8 Fees
2.9 Computation of Interest
2.10 Evidence of Debt
2.11 Payments Generally; Administrative Agent’s Clawback
2.12 Sharing of Payments by Lenders

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.1 Taxes
3.2 Illegality
3.3 Inability to Determine Rates
3.4 Increased Costs; Capital Adequacy; Reserves on Eurodollar Rate Loans
3.5 Compensation for Losses
3.6 Mitigation Obligations; Replacement of Lenders
3.7 Survival

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS
4.1 General Conditions
4.2 Funding Conditions
4.3 Post Closing Covenant

ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.1 Existence, Qualification and Power; Compliance with Laws
5.2 Authorization; No Contravention
5.3 Governmental Authorization; Other Consents
5.4 Binding Effect
5.5 Financial Statements; No Material Adverse Effect
5.6 Litigation

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5.7 No Default
5.8 Ownership of Property; Liens
5.9 Environmental Matters
5.10 Insurance
5.11 Taxes
5.12 ERISA Compliance
5.13 Subsidiaries; Equity Interests
5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act
5.15 Disclosure
5.16 Compliance with Laws
5.17 Intellectual Property; Licenses, Etc.
5.18 Solvency
5.19 Perfection, Etc
5.20 Parity Secured Obligations

ARTICLE VI. AFFIRMATIVE COVENANTS
6.1 Financial Statements
6.2 Certificates; Other Information
6.3 Notices
6.4 Payment of Obligations
6.5 Preservation of Existence, Etc.
6.6 Maintenance of Properties
6.7 Maintenance of Insurance
6.8 Compliance with Laws
6.9 Books and Records
6.10 Inspection Rights
6.11 Use of Proceeds
6.12 Additional Loan Parties; Security Interests
6.13 Further Assurances
6.14 Florida Mortgaged Properties

ARTICLE VII. NEGATIVE COVENANTS
7.1 Liens
7.2 Investments
7.3 Indebtedness
7.4 Consolidation and Mergers
7.5 Asset Sales
7.6 Restricted Payments
7.7 Line of Business
7.8 Transactions with Affiliates
7.9 Restrictive Agreements
7.10 Use of Proceeds
7.11 Financial Covenants
7.12 Capital Expenditures
7.13 Modification of Certain Agreements
7.14 Fiscal Year

7.15 Commodity Hedging
7.16 Collateral Trust Agreement; Prepayment of Parity Secured Obligations
7.17 Orion Subsidiaries
7.18 Designated Entities
7.19 Foreign Investments

ARTICLE VIII. GUARANTY
8.1 Guaranty; Limitation of Liability
8.2 Guaranty Absolute
8.3 Waivers and Acknowledgments
8.4 Subrogation
8.5 Assumption and Joinder
8.6 Subordination
8.7 Continuing Guaranty; Assignments

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES
9.1 Events of Default
9.2 Remedies upon Event of Default
9.3 Application of Funds

ARTICLE X. THE ADMINISTRATIVE AGENT
10.1 Appointment and Authority
10.2 Rights As a Lender
10.3 Exculpatory Provisions
10.4 Reliance by the Administrative Agent
10.5 Delegation of Duties
10.6 Resignation of Administrative Agent
10.7 Non-Reliance on Administrative Agent and Other Lenders
10.8 No Other Duties, Etc.
10.9 Administrative Agent May File Proofs of Claim
10.10 Collateral and Guaranty Matters

ARTICLE XI. MISCELLANEOUS
11.1 Amendments, Etc.
11.2 Notices; Effectiveness; Electronic Communication
11.3 No Waiver; Cumulative Remedies
11.4 Expenses; Indemnity; Damage Waiver
11.5 Payments Set Aside
11.6 Successors and Assigns
11.7 Confidentiality
11.8 Right of Setoff
11.9 Interest Rate Limitation
11.10 Counterparts; Integration; Effectiveness
11.11 Survival of Representations and Warranties
11.12 Severability
11.13 Replacement of Lenders
11.14 Governing Law; Jurisdiction; Etc.

11.15 Waiver of Jury Trial
11.16 USA PATRIOT Act Notice
11.17 No Oral Agreements
11.18 Intercreditor Confirmation
11.19 Designated Senior Debt

SIGNATURES

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SCHEDULES

1.1(a)	Guarantors
1.1(b)	Contracts Relating to the California Receivables
1.1(c)	Subordination Terms
1.1(d)	Mortgages and Title Policies
1.1(e)	Existing Indebtedness
2.1	Commitments and Pro Rata Shares
5.8(c)	Closing Date Mortgaged Properties
5.9(c)	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
5.17	Intellectual Property Matters
7.3(k)	List of Agreements Prohibiting Subordination of Intercompany Indebtedness
11.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Borrowing Notice
B	Continuation/Conversion Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Assumption and Joinder

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CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT (as further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 7, 2005, is among RELIANT ENERGY, INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES referred to herein, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.1  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means with respect to any specified Person:

(a)                                  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any transaction or any series of related transactions by which a Person (1) acquires any going business (including a power generation facility) or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (2) directly or indirectly acquires greater than 50% of the Voting Stock of any other Person.

“Acquisition Consideration” means the gross consideration (other than Equity Interests in the Borrower) paid (including Indebtedness assumed) in connection with any Acquisition.

“Actionable Default” means (1) the failure to pay any payment of principal of or interest on any Series of Secured Debt outstanding in the amount of $50,000,000 or more resulting in an event of default under the applicable Series of Secured Debt after payment is due, including payments that are due (or if any required offer had been timely made would be due) in respect of any mandatory offer to purchase Parity Secured Debt resulting in an event of default under the applicable Series of Secured Debt, (2) the failure to pay in full, when due and payable in full (whether at maturity, upon acceleration or otherwise), either the Secured Notes or the Loans or any other Series of Secured Debt outstanding in the amount of $50,000,000 or more, (3) the exercise by the Collateral Trustee or any of its co-trustees or agents (including the Administrative Agent) of any right or power that is exercisable by it only upon default to take sole and exclusive dominion or control over any deposits in a deposit account, commodity contract in a commodity account or financial asset in a securities account constituting any Shared Collateral or the delivery of any instructions to the Collateral Trustee directing it to foreclose or otherwise enforce, or to disburse the proceeds of enforcement of, any Lien upon any Collateral, or (4) the occurrence of any Event of Default under this Agreement or the Secured Note Agreements arising from the commencement of any bankruptcy case, receivership or other insolvency or liquidation proceeding by or against the Borrower or any of its Subsidiaries or any similar default provision at any time in effect under any indenture or agreement governing any Series of Secured Debt.

“Additional Guarantor” means each Person (other than the Guarantors party hereto on the Closing Date) that shall be required to execute and deliver an Instrument of Assumption and Joinder pursuant to Section 6.12.

“Administrative Agent” means Deutsche Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided that a Person will be deemed to be an Affiliate of the Borrower if the Borrower has knowledge that such Person beneficially owns 10% or more of the Voting Stock of the Borrower; provided, further, that the Borrower shall only be deemed to have knowledge of any Person beneficially owning 10% or more of the Borrower’s Voting Stock if such Person has filed a statement of beneficial ownership pursuant to Sections 13(d) or 13(g) of the Exchange Act or has provided written notice thereof to the Borrower.  Notwithstanding the foregoing, no Person (other than the Borrower or any Restricted Subsidiary of the Borrower) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Borrower solely by reason of such Investment.

 “Agreement” is defined in the preamble.

“Applicable Margin” means a per annum rate equal to (a) 1.375% with respect to Base Rate Loans and (b) 2.375% with respect to Eurodollar Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means:

(a)                                  the sale, lease, conveyance or other disposition of any assets; and

(b)                                 the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)                                  any single transaction or series of related transactions that involves assets with gross cash proceeds of $3,000,000 or less;

(2)                                  a transfer of assets between or among the Borrower and Restricted Subsidiaries;

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary of the Borrower;

(4)                                  the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in the Borrower’s or any of its Restricted Subsidiaries’ business;

(5)                                  the sale or other disposition of cash or Cash Equivalents;

(6)                                  sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity;

(7)                                  a Restricted Payment that is permitted by the provisions of Section 7.6 hereof or a Permitted Investment;

(8)                                  a disposition resulting from any Condemnation; provided, that if such disposition involves assets with gross cash proceeds in excess of $3,000,000, that any cash proceeds received in connection therewith are treated as Net Asset Sale Proceeds;

(9)                                  the disposition by Reliant Energy Wholesale Generation, LLC of the substation at the Bighorn generating facility (and the related real property assets) to be conveyed to Nevada Power Company pursuant to the terms and provisions of that certain EPC Agreement dated December 18, 2002 between Reliant Energy Bighorn, LLC and Nevada Power Company; and

(10)                            a disposition of assets (other than any assets securing Parity Secured Debt) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment of Leases and Rents” means any assignment of leases and rents or equivalent document now existing or hereafter entered into, that is executed and delivered by one or more of the Loan Parties to the Collateral Trustee (for the benefit of the Secured Parties), and in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Attributable Debt” means, on any date, (a) in respect of a sale and leaseback transaction, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (such present value to be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”) and (b) in respect of any Synthetic Lease Obligation or financing lease, the amount of the remaining lease payments under the relevant lease that would as of such date be required to be capitalized on a balance sheet in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and comprehensive income (loss) and cash flows for such Fiscal Year of the Borrower and its consolidated Subsidiaries, including the notes thereto.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Deutsche as its “prime rate.”  The “prime rate” is a rate set by Deutsche Bank based upon various factors including Deutsche Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Deutsche Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members or board of directors thereof; and

(4)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution passed by the Board of Directors of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph hereto, and its successors.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Borrowing Notice” means a notice of (a) a Borrowing in substantially the form of Exhibit A, (b) a conversion (which shall not constitute a new Borrowing) of Loans from one Type to the other in substantially the form of Exhibit B, or (c) a continuation (which shall not constitute a new Borrowing) of Eurodollar Rate Loans, pursuant to Section 2.2(a), substantially in the form of Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“California Receivables” means all amounts currently owing to a Loan Party and withheld on the Closing Date in connection with the contracts set forth on Schedule 1.1(b).

“Capital Expenditure” means, with respect to any Person for any period, the aggregate amount of all expenditures by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant and equipment”, “capital expenditures” or similar items reflected in the statement of cash flows of such Person for such period.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance or proceeds of any Condemnation shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price, less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or proceeds of any Condemnation, as the case may be.

“Capital Lease Obligation” means, as applied to any Person, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP in the reasonable judgment of such Person, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                                  in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                  United States dollars;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                  deposit accounts with any lender party to this Agreement or the Existing Credit Agreement, Mellon Bank N.A., Wells Fargo Bank, N.A., Wachovia Bank, National Association, or any other bank that has a long-term debt rating at the time of investment of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);

(4)                                  time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;

(5)                                  repurchase obligations for underlying securities of the types described in clause (2) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (2), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;

(6)                                  commercial paper with a rating at the time of investment of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and

(7)                                  money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Casualty Event” means the damage or destruction, as the case may be, of property of any Person; provided, that Casualty Event shall not include any disposition to which clause 8 of the definition of Asset Sale applies.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following:

(a)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan);

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Borrower other than (i) the consolidation with, merger into or transfer of all or part of the properties and assets of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower and (ii) the merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower or reforming the Borrower in another jurisdiction;

(c)                                  the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(d)                                 the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(e)                                  the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock

(other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Channelview” means Reliant Energy Channelview, L.P., a Delaware limited partnership, and its successors.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.10.

“Closing Date Mortgaged Properties” has the meaning specified in Section 4.1(b)(i).

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means the “Shared Collateral” as defined in the Collateral Trust Agreement.

“Collateral Trust Agreement” means that certain collateral trust agreement, dated as of July 1, 2003, entered into among the Borrower, certain of its Subsidiaries and Wachovia Bank, National Association, as initial Collateral Trustee, and acknowledged and agreed to by the Revolver Administrative Agent (in its capacity as a collateral trustee agent) and Wilmington Trust Company, as trustee for the holders of the Secured Notes, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means any collateral trustee for the Secured Parties under the Collateral Trust Agreement.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1 in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable (in an aggregate amount for all Lenders not to exceed $299,000,000).

“Commodity Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Condemnation” shall mean any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case as the result of the exercise of any right of condemnation or eminent domain.  A sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, condemnation shall be deemed to be a Condemnation.

“Consolidated EBITDAR” means, for any Person for any period determined on a consolidated basis in accordance with GAAP, an amount equal to, without any duplication, (a) net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations (including Liberty Electric Power LLC, a Delaware limited liability company) and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period, plus (b) Consolidated Interest Charges for such period, plus (c) depreciation, depletion, impairment, abandonment and amortization expense for such period, plus (d) the book accounting lease expense under the REMA Lease for such period, plus (e) interest and fees expensed under any receivables monetization or securitization during such period (other than interest and fees arising out of a securitization or monetization of the California Receivables), plus (f) net unrealized losses related to non-trading energy derivatives, plus (g) cash dividends or distributions actually received during such period from an entity which is not a consolidated Subsidiary of such Person other than El Dorado Energy, LLC, plus (h) the Borrower’s pro rata share of the EBITDAR of El Dorado Energy, LLC, and minus (i) net unrealized gains related to non-trading energy derivatives;

provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, (ii) any other noncash charge or gain, and (iii) any extraordinary or other non-recurring item or expense, including severance costs, shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDAR.

If during any period for which Consolidated EBITDAR is being determined, the Borrower or any Subsidiary shall have (a) made or consummated any Acquisition for gross consideration of $3,000,000 or more (including Indebtedness assumed), then Consolidated EBITDAR shall be determined on a pro forma basis for such period as if such Acquisition had been made or consummated as of the beginning of the first day of such period or (b) made or consummated any Asset Sale that is not fully included in discontinued operations, then Consolidated EBITDAR shall, to the extent such Asset Sale is not excluded from Consolidated EBITDAR pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such Asset Sale had been made or consummated as of the beginning of the first day of such period.

“Consolidated Interest Charges” means, without duplication, for any period for the Borrower and its Subsidiaries on a consolidated basis, (a) the total interest expense for such period, plus (b) the interest expense during such period attributable to (i) the REMA Lease, (ii) the fees and yield paid in connection with, or interest expense attributable to, any account receivables securitization or monetization permitted hereunder (other than with respect to the California Receivables), (iii) the Borrower’s pro rata share of the net interest expense of El Dorado Energy, LLC, and (iv) any capitalized interest during such period, plus (c) all cash dividends and distributions paid on preferred or preference stock, plus (d) to the extent deducted in determining total interest expense, net unrealized gains of any Hedging Agreements permitted hereunder and existing on or prior to December 22, 2004 (excluding any ongoing settlement payments in connection with permitted interest rate swap agreements), minus (e) (i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, but excluding any interest income attributable to the California Receivables, including any settlement and collection of the California Receivables for such period, (ii) in all cases whether expensed or amortized, any interest expense attributable to (A) any makewhole or premium paid in connection with the repayment of any Debt permitted hereunder, (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with, including those arising out of the preparation for the maturity of, (1) the Existing Credit Agreement, this

Agreement and other Debt, and the restructuring or payoff of the Debt of OPC and its Subsidiaries or (2) the incurrence of any Debt after December 22, 2004, (C) to the extent added in determining total interest expense, the upfront cost and net unrealized losses of any Hedging Agreements permitted hereunder and existing on or prior to December 22, 2004 (excluding ongoing settlement payments in connection with permitted interest rate swap agreements), and (D) any of the RRI Warrants; (iii) any interest expense attributable to the Liberty Project Financing, (iv) any interest expense attributable to the California Receivables, including any settlement or collection thereof, and (v) all non-recurring interest expense with respect to items not constituting Indebtedness.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of the four prior Fiscal Quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDAR for the period of the four Fiscal Quarters most recently ended.

“Consolidated Total Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, (i) all outstanding Debt of the Borrower and its Subsidiaries on such date, minus (ii) without duplication, all (a) cash and short-term investments, in an aggregate amount not to exceed $300,000,000 at any time, (b) restricted cash, in an amount not to exceed the aggregate amount of Indebtedness of the Borrower or any of its Subsidiaries, the terms of which Indebtedness cause such cash to appear as restricted cash on the consolidated balance sheet of the Borrower and its Subsidiaries, and (c) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing appears on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on December 22, 2004; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement” means the Contribution Agreement dated as of the date hereof and executed by each of the Loan Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Convertible Notes” means the Borrower’s 5.00% Convertible Senior Subordinated Notes due 2010 in an aggregate principal amount of $275,000,000, issued pursuant to that certain Indenture, dated as of June 24, 2003, by and between the Borrower and Wilmington Trust Company, as trustee.

“Core Asset Consent” means, as of any date of determination, the consent of Required Aggregate Term Lenders.

“Credit Agreement Obligations” means all advances to, and debts, liabilities, Obligations, covenants and duties of, any Loan Party arising under or in connection with any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including Post-Petition Interest.

 “Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries, without duplication, in accordance with GAAP the following:  (a) the total amount of indebtedness, including any fair value adjustments, and other obligations of the Borrower and its Subsidiaries for borrowed money (whether by loan or the issuance of debt securities), including the unreimbursed amount of any drawings under letters of credit issued for the account of the Borrower or any of its Subsidiaries, (b) all Capital Lease Obligations and, except for the REMA Lease, Attributable Debt in respect of sale and leaseback transactions, Synthetic Lease Obligations or financing leases, (c) the unpaid balance owed to the certificate holders under the REMA Lease, (d) obligations under any accounts securitization or monetization arrangement permitted hereunder and not recorded on the Borrower balance sheet for that period (other than with respect to any securitization or monetization of the California Receivables), and (e) all guaranties of payment or collection of any obligations described in clauses (a) through (d) of this definition of any other Person;

provided, however, that Debt shall not include:  (i) any guaranties that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (ii) any Obligations or guaranties of performance of Obligations under performance bonds, (iii) trade accounts payable in the ordinary course of business, (iv) customer advance payments and customer deposits arising in the ordinary course of business, (v) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (vi) any completion or performance guarantees (or similar guarantees that a project or a Subsidiary perform as planned).

In determining the outstanding amount of any Debt:  (a) the amount of money borrowed shall be the outstanding principal amount thereof, (b) the amount of all unreimbursed letters of credit shall be the unreimbursed amount thereof, (c) the amount of any accounts monetization or securitization shall be the amount invested by the investor therein, and (d) the amount of guaranties shall be the amount of the guaranteed obligations determined as provided above in this sentence.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Credit Agreement Obligations other than Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum and (b) when used with respect to Loans, a rate equal to (i) the rate of interest applicable thereto hereunder plus (ii) the Applicable Margin, if any, applicable thereto plus (iii) 2% per annum.

“Deposit Account” shall have the meaning given to such term in the Security Agreement.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, a written agreement or other authenticated record, in form and substance reasonably satisfactory to the Revolver Administrative Agent, pursuant to which the depositary bank in which such Deposit Account is maintained shall agree, among other things, to comply at any time with instructions from the Collateral Trustee (or its co-trustees, agents or sub-agents) to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of any Loan Party or its nominee, as any such agreement or record may be amended, restated, supplemented or otherwise modified from time to time.

“Designated Entities” means, collectively, OPH, REMA, Channelview and their respective Subsidiaries.

“Deutsche Bank” means Deutsche Bank AG, New York Branch, and its successors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 7.6 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States or a State thereof.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Person who in the ordinary course of its business owns and/or operates power generating facilities.

“Environmental Laws” means any and all Federal, state, local, regional and foreign statutes, laws, rules of common law, constitutional provisions, regulations, ordinances, rules judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or Hazardous Materials, including, without limitation, those relating to the use analysis, generation, manufacture, storage, discharge, emission, release, disposal, transportation treatment, investigation, removal, or remediation of Hazardous Materials.  Environmental Laws include, without limitation, those acts commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act; the National Environmental Policy Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, and their state counterparts.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equally and Ratably” means, in reference to sharing of any Liens on Shared Collateral or proceeds thereof as among the holders of Parity Secured Obligations, after allowing for the payment priorities in the Order of Application, that such Liens or proceeds:

(1)                                  shall be allocated and distributed to the applicable Parity Secured Debt Representative for account of the holders of Secured Notes, to the Administrative Agent for account of the Lenders and to the Secured Debt Representative for each other Series of Secured Debt for account of the holders of such Series of Secured Debt, ratably in proportion to the principal, interest, fees and premium (if any) outstanding, when the allocation or distribution is made, on (i) the Secured Notes, (ii) Credit Agreement Obligations, (iii) Hedging Obligations and amounts payable to a Lender (as defined in the Existing Credit Agreement) in connection with a bank account or any other banking services, in each case, that are required by the Existing Credit Agreement to be secured on an equal and ratable basis with the Credit Agreement Obligations (as defined in the Existing Credit Agreement) and (iv) all other Series of Secured Debt (allocated proportionately to the Secured Debt Representative for each other Series of Secured Debt if there is more than one), respectively; and thereafter

(2)                                  shall be allocated and distributed (if any remain after payment in full of all of the principal, interest, fees and premium (if any) outstanding on the Secured Notes, Credit Agreement Obligations, the Hedging Obligations and other amounts payable to a lender referred to in clause (1), and each other Series of Secured Debt) to the applicable Secured Debt Representative for account of the holders of any remaining Secured Note Obligations, to the Administrative Agent for account of the Lenders holding any remaining Credit Agreement Obligations or such other amounts and to the Secured Debt Representative for each other Series of Secured Debt for account of the holders of any remaining Parity Secured Obligations in respect of such Series of Secured Debt, ratably in proportion to the aggregate unpaid amount of such remaining Secured Note Obligations, Credit Agreement Obligations, Hedging Obligations or such other amounts and other remaining Parity Secured Obligations, respectively, that are due and demanded prior to the date such distribution is made.

For this purpose:

(1)                                  unfunded commitments to extend credit shall not be counted as outstanding debt;

(2)                                  obligations of the Borrower or any Guarantor in respect of outstanding letters of credit, bank guarantees, bankers’ acceptances or other similar instruments shall be counted as outstanding debt (whether or not contingent), except that if any such instrument thereafter expires without being funded, an equitable adjustment shall be made in any future distribution so that the aggregate amount distributed is distributed Equally and Ratably as if such instrument had never been outstanding (but all distributions shall be final and non-refundable when made);

(3)                                  during the pendency of any Actionable Default, and subject to the Order of Application, if any payment or distribution is made in cash to the Lenders or any other holders of Parity Secured Obligations from or on account of Separate Collateral by reason of enforcement of Liens or realization in a bankruptcy case, receivership or other insolvency or liquidation proceeding, then any concurrent or subsequent payment or distribution that is to be made in cash to such holders from or on account of Shared Collateral by reason of any such enforcement or realization shall be reduced, and any concurrent or subsequent payment or distribution that is to be made in cash to the remaining holders of Parity Secured Obligations from or on account of Shared Collateral by reason of any such enforcement or realization shall be increased, to the extent necessary to cause the aggregate amount of all payments and distributions made in cash to all holders of Parity Secured Obligations (whether made from or on account of Separate Collateral or from or on account of Shared Collateral) by reason of any such enforcement or realization to be distributed Equally and Ratably as fully as if the Separate Collateral had been Shared Collateral; and

(4)                                  all amounts apportioned and distributed to the Administrative Agent or the Secured Debt Representative for any other Series of Secured Debt may be allocated, apportioned and distributed by it in accordance with the applicable provisions of this Agreement or the indenture or agreement governing such other Series of Secured Debt, including to give effect to any payment priorities provided for therein as among the holders of obligations outstanding thereunder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERCOT” means the Electric Reliability Council of Texas.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of the controlled group of the Borrower or under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Deutsche Bank and with a term equivalent to such Interest Period would be offered by Deutsche Bank’s London Branch to major banks in the

London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excepted Debt” means Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.3(a), (b), (c), (d), (e), (f), (h), (j) (other than a refinancing of the Loans), (k), and (s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entities” shall mean: (a) Channelview and OPH and (b) each of their respective Subsidiaries; provided, however, that Channelview and OPH, together with their respective Subsidiaries, shall no longer be an “Excluded Entity” in the event that (x) such entity is not prohibited under any agreement for borrowed money from taking the actions set forth in Section 6.12, and (y) such entity is no longer restricted or prohibited from paying dividends or other distributions to a Loan Party, repaying loans or advances owed to a Loan Party or transferring any of its properties or assets to a Loan Party, other than restrictions imposed by Law.

“Excluded Proceeds” means any Net Asset Sale Proceeds that are designated by the Borrower as Excluded Proceeds; provided, that (a) not more than $300,000,000 of such Net Asset Sale Proceeds may be designated as Excluded Proceeds during any single calendar year, (b) not more than $750,000,000 of such Net Asset Sale Proceeds may be designated as Excluded Proceeds on or after December 22, 2004, and (c) Net Asset Sale Proceeds from Asset Sales of generation assets or other businesses, in each case acquired by the Borrower or any Restricted Subsidiary after December 22, 2004 pursuant to an Acquisition may not be designated as Excluded Proceeds.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a).

“Existing Credit Agreement” means the “Credit Agreement” as defined in the Collateral Trust Agreement.

“Existing Florida Mortgages” means the mortgages listed in Item 1 of Schedule 1.1(d).

“Existing Indebtedness” means Indebtedness (other than intercompany Indebtedness) of the Borrower and its Restricted Subsidiaries in existence on December 22, 2004 and set forth on Schedule 1.1(e).

“Existing Mortgages” means the mortgages listed in Item 2 of Schedule 1.1(d).

“Existing Title Policies” means the title policies listed in Item 3 of Schedule 1.1(d).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings).

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of the Borrower or Board of Directors of the Borrower or the selling entity (unless otherwise provided in this Agreement).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreements dated as of October 7, 2005 between the Borrower and the Administrative Agent or one of its Affiliates, as amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Florida Mortgaged Properties” means the Closing Date Mortgaged Properties described in the Existing Florida Mortgages.

“Florida Mortgage Supplement” means a Supplement to the Existing Florida Mortgages, in a form reasonably acceptable to the Administrative Agent and the Borrower, and completed to include the Credit Agreement Obligations as Secured Debt under each such Existing Florida Mortgage.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

 “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, for any period from January 1, 2005 through the date of its determination:

(a)                                  the Borrower’s aggregate operating cash flow from continuing operations;

plus

(b)                                 to the extent deducted in determining operating cash flow from continuing operations, any extraordinary or other non-recurring item or expense, including severance payments;

plus (if a reduction) or minus (if an increase)

(c)                                  the aggregate changes in margin deposits on energy trading and hedging activities, net;

plus (if a reduction) or minus (if an increase)

(d)                                 the aggregate changes in restricted cash, all during such period;

minus

(e)                                  capital expenditures during such period;

all, except for clause (b), as indicated on the Borrower’s consolidated statements of cash flows.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

 “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Granting Lender” has the meaning specified in Section 11.6(h).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 8.1(a).

“Guarantors” means each of:

(a)                                  the entities listed on Schedule 1.1(a) hereto; and

(b)                                 any other Subsidiary of the Borrower that executes this Agreement in accordance with the provisions of this Agreement,

and their respective successors and assigns.

“Guaranty” means the guaranty of the Credit Agreement Obligations provided by each Guarantor pursuant to the terms of Article VIII of this Agreement.

“Hazardous Materials” means all explosive, flammable, corrosive or radioactive substances or wastes and all hazardous, carcinogenic, mutagenic or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, toxic mold and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” has the meaning specified in the definition of “Hedging Obligation”.

“Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(a)                                  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)                                 other agreements or arrangements designed to manage interest rate risk; and

(c)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates (any agreement or arrangement referred to in this clause or any of the foregoing clauses (a) and (b), a “Hedging Agreement”).

The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(a)                                  in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;

(c)                                  in respect of banker’s acceptances;

(d)                                 representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions (including the REMA Lease), Synthetic Lease Obligations or financing leases;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f)                                    representing any Hedging Obligations; or

(g)                                 consisting of Disqualified Stock.

whether or not any of the preceding items appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  If obligations of a Securitization Entity are Indebtedness, for the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.  The amount of any Indebtedness outstanding as of any date will be:

(i)                                     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)                                  the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness;

(iii)                               in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(A)                              the Fair Market Value of such asset at such date of determination, and

(B)                                the amount of such Indebtedness of such other Persons; and

(iv)                              in respect of any Guarantee, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.4(b).

“Instrument of Assumption and Joinder” means an Assumption and Joinder Agreement substantially in the form of Exhibit F.

“Intercreditor Confirmation” means the agreement of any holder of Parity Secured Debt or other Parity Secured Obligations to the provisions described in the Order of Application and definition of the term “Equally and Ratably,” as set forth in any Secured Debt Document for the benefit of, and enforceable as a third party beneficiary by, each present and future holder of Parity Secured Obligations and each present and future Secured Debt Representative.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, each Quarterly Payment Date and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine, or, if available, twelve months thereafter, as selected by the Borrower in its Borrowing Notice, as the case may be; provided, that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in the ordinary course of business and Permitted PEDFA Bond Indebtedness.  The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person.  Except as otherwise provided in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Junior Securities” mean the issuance by the Borrower, solely for cash proceeds (except for the conversion of any convertible security into ordinary common stock of the Borrower), of senior subordinated notes (where either (i) the subordination provisions of such notes shall be at least as favorable to the Lenders as the subordination provisions set forth in Schedule 1.1(c) or the Convertible Notes; or (ii) the subordination provisions shall be in all respects satisfactory to the Revolver Administrative Agent), or preferred or preference stock of any kind, common equity securities, or any warrants, options or similar instruments for the purchase of any equity interest, whether common or preferred; provided, that any convertible security constituting a “Junior Security” pursuant to the foregoing shall be convertible only into ordinary common stock of the Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Liberty Project Financing” means the Indebtedness incurred by Liberty Electric PA, LLC and Liberty Electric Power, LLC to finance the 568 Megawatt combined cycle gas-fueled electric generating plant located in the Borough of Eddystone, Delaware County, Pennsylvania, together with any extensions, amendments, or refinancings thereof to the extent permitted hereunder.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means (i) this Agreement, (ii) each Note, (iii) each Security Document, (iv) each Secured Hedge Agreement, (v) the Contribution Agreement, (vi) each UCC financing statement, (vii)  the Fee Letter, (viii) any Secured Trading Counterparty Intercreditor Agreement, (ix) each Instrument of Assumption and Joinder, (x) each other document, agreement, certificate or instrument required to be or otherwise executed by any Loan Party in connection with this Agreement or any or any of the other documents listed above and (xi) solely for purposes of Section 6.13, the Orion Note Documents.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, property, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; or (b) the validity or enforceability against any Loan Party of any Loan Document to which it is a party or the material rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Subsidiary” means, as of any date, any Subsidiary of the Borrower where either (i) $25,000,000 or more of Consolidated EBITDAR during the four-Fiscal Quarter period most recently ended was attributable to such Subsidiary or (ii) as of such date, had assets with a book value of $50,000,000 or more.

“Maturity Date” means April 30, 2010.

“Moody’s” shall mean Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Revolver Administrative Agent and the Borrower.

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt or such equivalent document now existing or hereafter entered into covering the Mortgaged Real Property Assets, that is executed and delivered by one or more of the Loan Parties to the Collateral Trustee (for the benefit of the Secured Parties), including the Existing Mortgages, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Supplement” means Supplements to the Existing Mortgages (except for the Existing Florida Mortgages), substantially in the form of the form of Supplement attached to each Existing Mortgage, and completed to include the Sharing Eligible Debt in existence on the Closing Date as an “Additional Series of Secured Debt” under each such Existing Mortgage.

“Mortgaged Real Property Assets” means those real property assets of the Loan Parties on which a Lien has been granted by the applicable Loan Party to the Collateral Trustee (for the benefit of the Secured Parties).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and payments made to retire Indebtedness (other than the Loans) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower, any Loan Party or OPH or any of its Subsidiaries in connection with such Casualty Event in excess of $10,000,000, individually or in the aggregate over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 7.1 on the property which is the subject of such Casualty Event.

“Net Financing Proceeds” means with respect to the incurrence or issuance after December 22, 2004 by the Borrower to any Person of any Senior Debt or Junior Securities permitted under this Agreement, the excess of:

(a)                                  the gross cash proceeds received by the Borrower from such incurrence or issuance, over

(b)                                 all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Borrower in connection therewith.

“New Secured Notes” means the Borrower’s 6.75% Secured Notes due 2014.

“Non-Recourse” means, with respect to any specified Person and the Indebtedness of such Person:

(1)                                  neither the Borrower nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for the Indebtedness of such Person other than a pledge of the Equity Interests of such Person or of the Subsidiaries of such Person, (B) is directly or indirectly liable as a guarantor or otherwise of the Indebtedness of such Person, or (C) constitutes the lender with respect to the Indebtedness of such Person; and

(1)                                  in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Unrestricted Subsidiary (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such Indebtedness of the Borrower or any of its Restricted Subsidiaries or cause the payment of such Indebtedness of the Borrower or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means any principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“OPC” means Orion Power Capital, LLC, a Delaware limited liability company, and its successors.

“OPH” means Orion Power Holdings, Inc., a Delaware corporation, and its successors.

“OPH Asset Sale Proceeds” means any Net Asset Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale by OPH or any of its Subsidiaries.

“OPH Note Indenture” means the Indenture, dated as of April 27, 2000, among OPH and Wilmington Trust Company, as trustee, pursuant to which the OPH Notes were issued, as amended, restated, supplemented or otherwise modified from time to time.

“OPH Notes” means OPH’s 12% Senior Notes due 2010.

“OPH Revolving Notes” means, collectively, the OPMW Revolving Note and the OPNY Revolving Note.

“OPMW” means Orion Power MidWest, L.P., a Delaware limited partnership, and its successors.

“OPMW New Term Note” means the term note, dated as of December 22, 2004, issued by OPMW to the Borrower in an original principal amount of $188,421.290.18, as amended, restated, supplemented or otherwise modified from time to time.

“OPMW Refinancing Note” means the term note, dated as of December 22, 2004, issued by OPMW to the Borrower in an original principal amount of $211,578,709.82, as amended, restated, supplemented or otherwise modified from time to time.

“OPMW Revolving Note” means the revolving note, dated as of December 22, 2004, issued by OPMW to the Borrower in the maximum principal amount of $75,000,000 as amended, restated, supplemented or otherwise modified from time to time.

“OPMW Term Notes” means, collectively, the OPMW Refinancing Note and the OPMW New Term Note.

“OPNY Revolving Note” means the revolving note, dated as of December 22, 2004, issued by OPMW to the Borrower in the maximum principal amount of $50,000,000, as amended, restated, supplemented or otherwise modified from time to time.

“OPNY Term Note” means the term note, dated as of December 22, 2004, issued by OPNY to the Borrower in the original principal amount of $400,000,000, as amended, restated, supplemented, or otherwise modified from time to time.

“Order of Application” has the meaning assigned to it in the Collateral Trust Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Orion Guarantors” means, collectively, OPC, OPMW, OPNY, Orion Power Midwest GP, Inc., Orion Power New York GP, Inc., Orion Power Midwest LP, LLC, Orion Power New York LP, LLC, Twelvepole Creek LLC and Astoria Generating Company, L.P.

“Orion Note Document” means each Orion Note and each agreement or other document executed in connection therewith.

“Orion Notes” means, collectively, the OPMW Refinancing Note, the OPMW New Term Note, the OPMW Revolving Note, the OPNY Term Note and the OPNY Revolving Note.

“Orion Security Agreement” means the Amended and Restated Security Agreement executed by OPH and the Orion Guarantors in favor of Reliant Energy, Inc., as secured party, as amended, restated, supplemented or otherwise modified from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parity Secured Debt” means, collectively:

(1)                                  the Secured Notes;

(2)                                  the PEDFA Guaranties;

(3)                                  the Credit Agreement Obligations (as defined in the Existing Credit Agreement) and the Credit Agreement Obligations; and

(4)                                  Sharing Eligible Debt that is designated by the Borrower, in a Certificate of a Responsible Officer of the Borrower delivered to the Collateral Trustee on or before the date of incurrence of such Indebtedness, as entitled to share Equally and Ratably in the benefits and proceeds of all Liens held by the Collateral Trustee in Shared Collateral.

“Parity Secured Obligations” means, collectively, the Secured Note Obligations, the PEDFA Guaranty Obligations, the Credit Agreement Obligations (as defined in the Existing Credit Agreement), the Credit Agreement Obligations and all Obligations in respect of each other Series of Secured Debt.

“Participant” has the meaning specified in Section 11.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PEDFA Guaranties” means collectively, the Borrower’s (i) five Guarantee Agreements, each dated as of December 22, 2004, among the Borrower, the Guarantors and J.P.Morgan Trust Company, as trustee, and (ii) other guaranties constituting Permitted PEDFA Bond Indebtedness made by the Borrower from time to time in accordance with Section 7.3.

“PEDFA Guaranty Obligations” means:

(1)                                  the Obligations of the Borrower under the PEDFA Guaranties issued on December 22, 2004; or

(2)                                  the Obligations of the Borrower under the PEDFA Guaranties issued after December 22, 2004 that constitute another Series of Secured Debt.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Restricted Subsidiaries that satisfies all of the following conditions:  (1) the aggregate Acquisition Consideration paid or incurred by the Borrower and its Restricted Subsidiaries in connection with such Acquisition, together with the aggregate Acquisition Consideration paid by Borrower and its Restricted Subsidiaries in connection with all other Acquisitions since December 22, 2004, does not exceed the Permitted Acquisition Limit, (2) no Default shall have occurred and be continuing or would result therefrom on the date of the closing of such Acquisition, (3) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer certifying compliance with Section 7.11 on a pro forma basis after giving effect to the Acquisition (without supporting calculations), (4) the acquired Person is in (or the acquired assets are useful in) a Permitted Business, and (5) the assets, including any Capital Stock, acquired pursuant to such Acquisition shall be pledged as additional collateral for the Credit Agreement Obligations, and any acquired entity shall become a Guarantor, in each case in accordance with Section 6.12.

“Permitted Acquisition Limit” means, as of any date, an amount equal to the sum of (a) the lesser of (i) 50% of Free Cash Flow for the period from December 22, 2004 through such date and (ii) $1,000,000,000, (b) in the case of the acquisition of a Permitted ERCOT Asset, the amount of additional senior secured Indebtedness issued for such Acquisition, not to exceed $500,000,000, (c) the amount of additional senior secured Indebtedness issued since December 22, 2004, not to exceed $300,000,000, (d) the amount of unsecured Indebtedness and Specified Junior Securities issued since December 22, 2004, but only to the extent not required hereunder to be applied to the prepayment of Term Loans (as defined in the Existing Credit Agreement), (e) with respect to acquisitions of Permitted ERCOT Assets through the second anniversary of December 22, 2004, an amount, not less than zero, equal to $500,000,000 less the amounts under clauses (a), (b), (c), (d), and (f) of this definition used for Acquisition Consideration of Permitted ERCOT Assets; provided, that not more than $200,000,000 of the foregoing $500,000,000 amount under this clause (e) may be utilized for Acquisition Consideration from the first through the second anniversary of December 22, 2004, and (f) the amount of Excluded Proceeds since December 22, 2004, in each case to the extent such amounts are actually received by the Borrower and permitted to be retained by it under this Agreement.

“Permitted Business” means the business of providing services and products in the energy market and any businesses incidental or reasonably related thereto.

“Permitted Debt” has the meaning assigned to it in Section 7.3.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted ERCOT Assets” means (1) electric generating assets together with assets related thereto (including any assets related to the operation and fuel supply of such electric generating assets) which assets support the Borrower’s and/or its Restricted Subsidiaries’ retail business in the State of Texas and (2) all (but not less than all) of the Capital Stock of any Person that owns solely Permitted ERCOT Assets (whether directly or through one or more wholly owned Subsidiaries) described in clause (1) above.

“Permitted Exceptions” means secured Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 7.3(b), (c), (d), (h) (other than Secured Note Obligations) and (s) (solely with respect to Indebtedness to which clause (6) or (7) of the definition of Permitted Liens applies) and Permitted Refinancing Indebtedness with respect to the foregoing.

“Permitted Investments” means:

(1)                                  any Investment by the Borrower or any Restricted Subsidiary in the Borrower or in a Restricted Subsidiary;

(2)                                  any Investment in Cash Equivalents and, in the case of any Person, cash equivalents or other liquid investments permitted under any credit facility constituting Permitted Debt to which such Person is a party;

(3)                                  any Investment by the Borrower or any Restricted Subsidiary constituting a Permitted Acquisition;

(4)                                  any Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with (i) all other Investments made pursuant to this clause that are at the time outstanding and (ii) the aggregate amount of Restricted Payments made pursuant to Section 7.6, not to exceed $75,000,000 since December 22, 2004;

(5)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of Section 7.5;

(6)                                  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(7)                                  any Investments received in compromise or resolution of (A) Obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)                                  Investments represented by Hedging Obligations;

(9)                                  loans or advances to employees made in the ordinary course of business up to an aggregate principal amount not to exceed $10,000,000 at any one time;

(10)                            any Investment acquired by the Borrower or any of its Restricted Subsidiaries on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any claim against any other Person;

(11)                            repurchases of the Secured Notes or other Parity Secured Debt;

(12)                            any Investment by the Borrower or a Restricted Subsidiary of the Borrower in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction;

(13)                            payment of consolidated taxes pursuant to the Tax Sharing Agreement, dated as of October 1, 2002, among the Borrower and its Subsidiaries named therein, as amended, supplemented or modified from time to time and any other tax allocation agreements among the Borrower and its Subsidiaries;

(14)                            receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances; and

(15)                            other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause that are at the time outstanding not to exceed $125,000,000.

“Permitted Liens” means:

(1)                                  Liens held by the Collateral Trustee Equally and Ratably securing all Indebtedness that is Parity Secured Debt and Equally and Ratably securing all other Parity Secured Obligations;

(2)                                  Liens that are granted or maintained by the Borrower and the Restricted Subsidiaries as security for Credit Agreement Obligations;

(3)                                  Liens on assets of REMA and its Subsidiaries securing Indebtedness of REMA and its Subsidiaries permitted to be incurred pursuant to clause (c) of Section 7.3, including cash collateral for letters of credit issued thereunder and Liens encumbering assets of REMA and/or any of its Subsidiaries securing obligations under, or in connection with, or which constitute, Qualifying Credit Support (as defined in the participation agreements to which REMA is a party);

(4)                                  Liens on assets of the Seward Subsidiary securing Permitted PEDFA Bond Indebtedness incurred by the Seward Subsidiary and that is Non-Recourse to the Borrower and all of its other Restricted Subsidiaries (other than an unsecured Guarantee, if any, provided by the Borrower or any Guarantor);

(5)                                  Liens on assets of a Restricted Subsidiary in existence on the date on which such Person becomes a Restricted Subsidiary (provided, that (i) such Liens existed at the time such Person became a Restricted Subsidiary and were not created in anticipation thereof, (ii) no such Lien shall attach to any asset acquired by such Person, after such Person became a Restricted Subsidiary, pursuant to an Investment in such Person by the Borrower or any Restricted Subsidiary, or in an Affiliate Transaction that does not satisfy the requirements of Section 7.8(a) and (iii) the amount of Indebtedness secured thereby is not increased);

(6)                                  Liens securing Capital Lease Obligations and purchase money obligations, in each case permitted to be incurred pursuant to clause (s) of Section 7.3, covering only the assets acquired with or financed by such Indebtedness;

(7)                                  Liens securing obligations under sale leaseback transactions and Synthetic Lease Obligations, in each case permitted to be incurred pursuant to clause (s) of Section 7.3, covering only the assets acquired with or financed by such Indebtedness;

(8)                                  Liens in favor of the Borrower or the Guarantors;

(9)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)                            Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)                            survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other utilities, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property or other exceptions to title that were not incurred in connection with Indebtedness and that (A) existed on December 22, 2004 and are recorded on such date, (B) are permitted under the terms of the Security Documents or (C) do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)                            Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement if such Permitted Refinancing Indebtedness is incurred by the same obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (except as provided in clause (4) of the definition of Permitted Refinancing Indebtedness); provided, that:

(a)                                  the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof), except, if Permitted PEDFA Bond Indebtedness is Sharing Eligible Debt, it may be secured by Liens held by the Collateral Trustee on the Shared Collateral;

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Permitted Refinancing Indebtedness;

(13)                            Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(14)                            financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation, financing lease, Synthetic Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided, that no such financing statement extends to, covers or refers to as collateral, any property or assets of the Borrower or a Restricted Subsidiary, other than the property or assets which are subject to such Capital Lease Obligation, financing lease, Synthetic Lease Obligation, or operating lease;

(15)                            Liens arising out of or in connection with any judgment that does not constitute an Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of the Borrower or a Restricted Subsidiary thereof arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;

(16)                            inchoate statutory Liens arising under ERISA;

(17)                            Liens (A) on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided, that all such agreements or contracts are entered into in the ordinary course of business;

(18)                            Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(19)                            Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(20)                            Liens created under the Secured Trading Counterparty Collateral Trust Agreement and the related Security Documents, as such term is defined in the Secured Trading Counterparty Collateral Trust Agreement, securing up to $250,000,000 of obligations of the Borrower or its Subsidiaries from time to time owing to any Secured Trading Counterparties, as such term is defined in the Secured Trading Counterparty Collateral Trust Agreement, as each may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, provided, that such Liens are subject always to the terms of any Secured Trading Counterparty Intercreditor Agreement;

(21)                            pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(22)                            Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(23)                            Liens on proceeds from the issuance of Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness and Liens on Indebtedness of the Borrower held by the Seward Subsidiary securing the Seward Tax-Exempt Bonds or Permitted PEDFA Bond Indebtedness;

(24)                            Liens on assets of Reliant Energy Channelview L.P. and Liens on the Equity Interests in Reliant Energy Channelview (Delaware) LLC and Reliant Energy Channelview (Texas) LLC, to the extent such Liens are existing on December 22, 2004;

(25)                            Liens on assets of REMA and its Subsidiaries created in connection with the sale-leaseback of REMA’s interests in the Keystone, Conemaugh and Shawville generating facilities consummated in August, 2000;

(26)                            Liens created in connection with the indemnity and contribution obligations in favor of underwriters or note purchasers in connection with the Seward Tax-Exempt Bonds;

(27)                            Liens on assets of Reliant Energy Solutions, LLC created in connection with Delivery Order No. DABT39-97-C-4046 dated September 1997 and issued by the Directorate of Contracting, Contract Support Division, Ft. Sill, Oklahoma;

(28)                            Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower securing obligations that do not exceed $25,000,000 in the aggregate at any one time outstanding;

(29)                            Liens on certain of Reliant Energy Wholesale Generation LLC’s switchyard equipment at the Choctaw generating facility granted to Entergy in connection with an Operating and Maintenance Agreement; and

(30)                            Liens constituting Permitted Separate Liens.

“Permitted PEDFA Bond Indebtedness” means Indebtedness incurred or guaranteed by the Borrower and/or the Guarantors in tax-exempt Pennsylvania industrial development act financings that are not supported by Letters of Credit (as defined in the Existing Credit Agreement), the proceeds of which are used:

(a)                                  to build the Seward Facility;

(b)                                 to reimburse the Borrower, its Restricted Subsidiaries or the Seward Subsidiary for amounts advanced or incurred, or for Indebtedness incurred to fund such construction costs, prior to the date of incurrence of such Indebtedness; or

(c)                                  to refund or defease the Seward-Tax Exempt Bonds or refinance Indebtedness evidenced by or in support of the Seward-Tax Exempt Bonds.

“Permitted Prior Liens” means (1) Liens described in clauses (5), (6), (7), (9), (10), (11), (14), (17), (18), (19), (20), (21), (22), (26), (27) and (29) of the definition of “Permitted Liens,” (2) Liens refinancing or replacing any of the Liens contemplated in clause (1) of this definition, and (3) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, costs and fees and premiums incurred in connection therewith);

(2)                                  except for Permitted PEDFA Bond Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Credit Agreement Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Credit Agreement Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by the Borrower or such Restricted Subsidiary;

(4)                                  such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that Permitted PEDFA Bond Indebtedness may be (A) incurred by the Borrower and/or guaranteed by the Borrower and/or the Guarantors if the assets of the Seward Subsidiary (other than Investments in the Borrower pledged to secure such Permitted PEDFA Bond Indebtedness and proceeds from the issuance of Permitted PEDFA Bond Indebtedness that secures Permitted PEDFA Bond Indebtedness) remain free of all Liens securing Indebtedness, except Liens held by the Collateral Trustee as security for Parity Secured Obligations or (B) guaranteed by the Borrower on an unsecured basis if such Indebtedness is otherwise Non-Recourse to the Borrower and its other Restricted Subsidiaries (other than the Seward Subsidiary) and is secured solely by Liens on the assets of the Seward Subsidiary and/or the Equity Interests of the Seward Subsidiary;

(5)                                  if incurred by the Borrower, such Indebtedness may be guaranteed by the Guarantors; and

(6)                                  such Indebtedness (other than Indebtedness permitted pursuant to clause (d) or (e) of Section 7.3 and letter of credit facilities refinancing the Revolving Credit Facility (as defined in the Existing Credit Agreement) and permanently reducing the Revolving Credit Commitments (as defined in the Existing Credit Agreement), Dollar for Dollar) has a final maturity date that is at least six years after December 22, 2004 and provides for the amortization of not more than 10% of its original outstanding principal amount prior to such final maturity date.

“Permitted Separate Liens” means Liens on Excluded Property as defined in the Collateral Trust Agreement which either (x) secure the obligations under the Existing Credit Agreement or (y) secure obligations on a pari passu basis with the Credit Agreement Obligations.

“Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Petition Interest” means interest accruing after the filing of any petition in bankruptcy, or the commencement of any case, proceeding or action relating to the bankruptcy, reorganization or insolvency of the Borrower or any other Loan Party (or interest that would accrue but for the operation of applicable bankruptcy, reorganization or insolvency laws), whether or not a claim for post-filing or post-petition interest is allowed or allowable as a claim in any such case, proceeding or action.

“Pro Rata Percentage” means, on any date of determination and with respect to Net Asset Sale Proceeds to be applied in accordance with Section 2.4(b)(i), a percentage equal to (i) the Outstanding Amount on such date, divided by (ii) the sum of (A) the Outstanding Amount on such date, plus (B) the sum of the Total Outstandings on such date, under and as defined in the Existing Credit Agreement and the amount of the unused Aggregate Revolving Credit Commitments then in effect under, and as defined in the Existing Credit Agreement, plus (C) the aggregate outstanding principal amount of Parity Secured Debt described in clause (Y) of Section 2.4(b)(i)(A) or clause (Z) of Section 2.4(b)(i)(B) with respect to which an offer to repurchase or prepay is required to be made, or which must be otherwise repurchased or prepaid (in part), with the Net Asset Sale Proceeds described in such clause (Y) of Section 2.4(b)(i)(A) or clause (Z) of Section 2.4(b)(i)(B)

“Pro Rata Share” means, with respect to each Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the outstanding principal amount of the Loans of the relevant Lender at such time and the denominator of which is the Outstanding Amount at such time.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing amounts owed to the Borrower or any Restricted Subsidiary of the Borrower in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:  (a) a Securitization Entity (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries); and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Quarterly Payment Date” means the first day of each April, July, October and January, or, if any such date is not a Business Day, the next succeeding Business Day.

“Register” has the meaning specified in Section 11.6(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“REMA” shall mean Reliant Energy Mid-Atlantic Power Holdings, LLC, a Delaware limited liability company, and its successors.

“REMA Lease” shall mean, collectively, the obligations of REMA as facility lessee under the Facility Lease Agreements, each dated as of August 24, 2000 and each between REMA and, respectively, Conemaugh Lessor Genco, LLC, Keystone Lessor Genco, LLC, and Shawville Lessor Genco, LLC, and under the related participation agreements and other documents executed in connection therewith.

“Remedial Action” shall have the meaning ascribed to it in Section 101(24) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Agreement Lenders” means, as of any date of determination, Lenders having more than 50% of the Outstanding Amount.

“Required Aggregate Revolver and Term Lenders” means, as of any date of determination, lenders under the Existing Credit Agreement and Lenders under this Agreement having, in the aggregate, more than 50% of the sum of (a) the Total Outstandings (as defined in the Existing Credit Agreement)(with the aggregate amount of each Lender’s (as defined in the Existing Credit Agreement) risk participation and funded participation in L/C Obligations (as defined in the Existing Credit Agreement) being deemed “held” by such Lender for purposes of this definition), (b) the aggregate unused Revolving Credit Commitments (as defined in the Existing Credit Agreement), and (c) the Outstanding Amount,

“Required Aggregate Term Lenders” means, as of any date of determination, lenders under the Existing Credit Agreement and Lenders under this Agreement having, in the aggregate, more than 50% of the sum of (a) the Total Outstandings (as defined in the Existing Credit Agreement) with respect to the Term Loans (as defined in the Existing Credit Agreement) and (b) the Outstanding Amount,

“Required Lenders” means, as of any date of determination,

(a)                                  the Required Aggregate Revolver and Term Lenders, for purposes of (i) approving amendments or waivers to any of the provisions set forth in Section 2.4(b), Article VI, Article VII (other than Section 7.16 or the definition of Permitted Separate Liens) Article VIII or Article IX (other than Section 9.1(a)) of this Agreement (including, in each case, the defined terms used therein), (ii) except to the extent provided in clause (c) below, exercising remedies or taking other actions under Section 9.2, and (iii) except to the extent provided in Section 7.16(a), approving amendments or waivers to any of the provisions of the Loan Documents (other than the Notes and the Fee Letter) other than this Agreement;

(b)                                 the Required Aggregate Term Lenders, for the purposes of determining any Core Asset Consent or any amendment or waiver with respect thereto;

(c)                                  the Required Agreement Lenders, for purposes of exercising remedies under Section 9.2 (i) by reason of an Event of Default under Section 9.1(a) at a time when an Event of Default under Section 9.1(a) of the Existing Credit Agreement caused by the failure to pay a proportional amount under the Existing Credit Agreement does not exist, (ii) by reason of an Event of Default under Section 9.1(c) caused by a failure to perform or observe performance of the covenants set forth in Section 4.3 or 7.16, (iii) by reason of an Event of Default under Section 9.1(d) or (iv) at any time after the obligations under the Existing Credit Agreement have been accelerated; and

(d)                                 the Required Agreement Lenders, for the purposes of any other amendment, waiver or other action specified for the Required Lenders under this Agreement not covered by clauses (a) (including the definitions covered in such clause), (b), or (c) above.

For the purpose of determining whether or not any approval, authorization or similar action under this Agreement has been taken by the Required Lenders, the approval, authorization or similar action with respect to the applicable lenders under the Existing Credit Agreement shall be deemed to have been taken to the extent (1) such lenders have approved, authorized or taken similar action regarding a substantially similar action with respect to the provisions of the Existing Credit Agreement or (2) such lenders actually provide any such approval, authorization or similar action with respect to this Agreement.  Notwithstanding the foregoing, no amendment or modification of this Agreement approved by the Required Aggregate Revolver and Term Lenders shall be effective without the consent of the Requirement Agreement Lenders if such amendment or modification (A) is made in contemplation of the repayment of all or substantially all of the Indebtedness under the Existing Credit Agreement (including pursuant to a refinancing thereof), (B) is to Section 2.4 and non-ratably impairs the rights to prepayment of the Lenders under this Agreement in comparison with the effect of a corresponding amendment or waiver to the rights of the Term Lenders (as such term is defined under the Existing Credit Agreement)

under the Existing Credit Agreement, (C) is not made in connection with a substantially corresponding amendment or waiver under the Existing Credit Facility which has or will substantially contemporaneously become effective, or (D) permits the granting of additional Collateral to secure obligations under the Exiting Credit Agreement unless such additional Collateral constitutes Shared Collateral or Excluded Property as defined in the Collateral Trust Agreement as in effect on the date hereof.  The Lenders and Administrative Agent acknowledge and accept that the provisions of this Agreement may cause amendments, waivers or other actions with respect to this Agreement or the Loan Documents that have not been approved by any Lenders or the Administrative Agent, and waive any claims against the lenders under the Existing Credit Agreement with respect thereto absent gross negligence or willful misconduct.

“RERH” means Reliant Energy Retail Holdings, LLC, a Delaware limited liability company, and its successors.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any of the following:

(1)                                  any declaration or payment of any dividend or the making of any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower or a Restricted Subsidiary of the Borrower);

(2)                                  any purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation involving the Borrower) of any Equity Interests of the Borrower;

(3)                                  any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Borrower or of any Guarantor that is contractually subordinated to the Credit Agreement Obligations (excluding any intercompany Indebtedness, intercompany receivables or intercompany advances between or among any of the Borrower and its Restricted Subsidiaries and Permitted PEDFA Bond Indebtedness), except a payment of interest or principal at the Stated Maturity thereof.

“Restricted Subsidiary” means a Subsidiary organized or incorporated under the laws of the United States or a State thereof that is not an Unrestricted Subsidiary.

“Revolver Administrative Agent” means the “Credit Agreement Agent” as defined in the Collateral Trust Agreement.

“RRI Warrants” means the warrants issued by the Borrower pursuant to the Warrant Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group (presently a division of The McGraw-Hill Companies, Inc.), together with its successors, or, if such company shall cease to issue ratings, another nationally recognized rating company selected in good faith by mutual agreement of the Revolver Administrative Agent and the Borrower.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt Documents” means, collectively, the Credit Documents, the Credit Documents (as defined in the Existing Credit Agreement), any Secured Trading Counterparty Intercreditor Agreement, the Secured Note Agreements, the PEDFA Guaranties and the indenture, agreement and other documents governing each other Series of Secured Debt and all agreements binding on any obligor related thereto.

“Secured Debt Representative” means:

(1)                                  in the case of the Secured Notes, Wilmington Trust Company, as Trustee;

(2)                                  the Seward Bond Trustee;

(3)                                  in the case of Indebtedness under this Agreement, the Administrative Agent and in the case of the Indebtedness under the Existing Credit Agreement, the Revolver Administrative Agent; or

(4)                                  in the case of any other Series of Secured Debt, the trustee, agent or representative of the holders of such Series of Secured Debt who maintains, or on whose behalf is maintained, the transfer register for or who acts as administrative agent for such Series of Secured Debt and is appointed as Secured Debt Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture or agreement governing such Series of Secured Debt.

“Secured Hedge Agreement” means any Hedging Agreement permitted under Article VI or VII that is entered into by and between the Borrower and a counterparty that is (or at the time such Secured Hedge Agreement was entered into, was) a Lender or an Affiliate thereof.

“Secured Note Agreements” means, collectively (a) the Indenture, dated as of July 1, 2003, among the Borrower, the guarantors referred to therein, and Wilmington Trust Company, as trustee, pursuant to which the Borrower’s 9.25% Secured Notes due 2010 were issued, (b) the Indenture, dated as of July 1, 2003, among the Borrower, the guarantors referred to therein, and Wilmington Trust Company, as trustee, pursuant to which the Borrower’s 9.50% Secured Notes due 2013 were issued, (c) the Indenture, dated as of December 22, 2004 among the Borrower, the guarantors referred to therein, and Wilmington Trust Company, as trustee, pursuant to which the

New Secured Notes were issued, and (d) each other indenture among the Borrower, the guarantors referred to therein (if applicable) and the indenture trustee thereunder, and each other loan or note purchase agreement among the Borrower, the guarantors referred to therein (if applicable), the Lenders or note purchasers thereunder and the administrative agent (if any) thereunder, in each case pursuant to which a series of Secured Notes was issued or a loan was made constituting a series of Secured Notes, as each such agreement or indenture may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Note Obligations” means:

(1)                                  the Secured Notes issued on the dates of the respective Secured Note Agreements; or

(2)                                  the Secured Notes issued by the Borrower after the dates of the respective Secured Note Agreements that constitute another Series of Secured Debt; or

(3)                                  all related exchange notes;

together with the Guarantees of the foregoing and all other Obligations (including all Obligations owing to the applicable Secured Debt Representatives) of any obligor under the Secured Note Agreements.

“Secured Notes” means, collectively, the Borrower’s (i) 9.25% Secured Notes due 2010, (ii) 9.50% Secured Notes due 2013, (iii) New Secured Notes and (iv) other senior secured notes issued from time to time in a private placement, registered offering, exchange offering, or loan transaction, in which notes have been issued in accordance with Section 7.3.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, each counterparty to a Secured Hedge Agreement and (in each case) each of their respective successors, transferees and assigns and each of the other “Secured Parties” as defined in the Collateral Trust Agreement.

“Secured Trading Counterparty Collateral Trust Agreement” means the Collateral Trust Agreement dated as of June 14, 2005, among the Borrower, Reliant Energy Electric Solutions, LLC, Reliant Energy Retail Services, LLC, Reliant Energy Solutions East, LLC, and the Secured Trading Counterparty Collateral Trustee, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Secured Trading Counterparty Collateral Trustee” means Wachovia Bank, National Association, as Collateral Trustee under the Secured Trading Counterparty Collateral Trust Agreement, and any successors from time to time acting as such thereunder.

“Secured Trading Counterparty Intercreditor Agreement” means (1) the Second Amended and Restated Intercreditor Agreement dated as of June 14, 2005, among the Secured Trading Counterparty Collateral Trustee, the Collateral Trustee, and Bank of America, N.A., as Sub-Agent, and (2) any other intercreditor agreement on similar terms, or other terms approved by the Collateral Trustee, relating to the liens granted under the Secured Trading Counterparty

Collateral Trust Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Securities Account” shall mean any securities account as such term is defined in the UCC, now or hereafter held in the name of any Loan Party.

“Securities Account Control Agreement” shall mean, with respect to any Pledged Securities or other Investment Property (as such terms are defined in the Security Agreement), a written agreement or other authenticated record, in form and substance reasonably satisfactory to the Revolver Administrative Agent, pursuant to which the securities intermediary which holds such Pledged Securities or such other Investment Property shall agree, among other things, to comply with entitlement orders or other instructions from the Collateral Trustee (or its co-trustees, agents or sub-agents) to such securities intermediary as to Pledged Securities or other Investment Property, without further consent of any Loan Party or its nominee, as any such agreement or record may be amended, amended, restated, supplemented or otherwise modified from time to time.

“Securitization Entity” means RE Retail Receivables, LLC, and any Person in which the Borrower or any Restricted Subsidiary of the Borrower makes an Investment and to which the Borrower or any Restricted Subsidiary of the Borrower transfers accounts receivable or equipment (and related assets, including contract rights) which engages in no activities other than in connection with the financing, sale, or purchase of accounts receivable or equipment or related assets (including contract rights) and which is designated by the Borrower (as provided below) as a Securitization Entity:

(a)                                  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(i)                                     is guaranteed by the Borrower or any Restricted Subsidiary of the Borrower (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

(ii)                                  is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings; or

(iii)                               subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)                                 with which neither the Borrower nor any Restricted Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, as determined by the Borrower, other than amounts payable in the ordinary course of business in connection with servicing receivables and other assets of such entity; and

(c)                                  which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results.

The Borrower shall notify the Administrative Agent of any such designation, which notice shall include delivery to the Administrative Agent of a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of July 1, 2003, among the Borrower, the other Loan Parties and the Collateral Trustee (for the benefit of the Secured Parties), as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean (i) the Collateral Trust Agreement, the Security Agreement, (ii) each Control Agreement, (iii) each Mortgage, (iv) each Assignment of Leases and Rents, and (v) each other security agreement, pledge agreement, mortgage, deed of trust, assignment agreement and other instrument being executed concurrently herewith or from time to time hereafter pursuant to which a Lien has been granted by any of the Loan Parties in favor of the Collateral Trustee (for the benefit of the Secured Parties under the Collateral Trust Agreement) on any of its assets to secure any of the Obligations.

“Senior Debt” means Indebtedness that is not subordinated in right of payment to the Credit Agreement Obligations.

“Separate Collateral” has the meaning assigned to it in the Collateral Trust Agreement.

“Series of Secured Debt” means, severally, the Indebtedness under the Existing Credit Agreement, the Secured Notes, the PEDFA Guaranties, the Indebtedness under this Agreement and each other issue or series of Parity Secured Debt.

“Seward Bond Issuer” has the meaning given to such term in the definition of “Seward Bond Trust Indentures” set forth in this Article.

“Seward Bond Trust Indentures” means (a) the Trust Indenture, dated as of December 1, 2001, between Pennsylvania Economic Development Financing Authority (the “Seward Bond Issuer”) and the Seward Bond Trustee pursuant to which the Seward Series 2001A Bonds were issued by the Seward Bond Issuer, (b) the Trust Indenture, dated as of April 1, 2002, between the Seward Bond Issuer and the Seward Bond Trustee pursuant to which the Seward Series 2002A Bonds were issued by the Seward Bond Issuer, (c) the Trust Indenture, dated as of April 1, 2002, between the Seward Bond Issuer and the Seward Bond Trustee pursuant to which the Seward Series 2002B Bonds were issued by the Seward Bond Issuer, as such Trust Indentures may be amended, restated, supplemented or otherwise modified from time to time, (d) the Trust Indenture, dated as of September 1, 2003, between the Seward Bond Issuer and the Seward Bond Trustee pursuant to which the Seward Series 2003A Bonds were issued by the Seward Bond Issuer, (e) the Trust Indenture, dated as of December 22, 2004, between the Seward Bond Issuer and the Seward Bond Trustee pursuant to which the Seward Series 2004A Bonds were issued by the Seward Bond Issuer, and (f) trust indentures entered into by the Seward Bond Issuer after

December 22, 2004 as permitted hereunder in connection with any Seward Tax-Exempt Bonds issued after December 22, 2004.

“Seward Bond Trustee” means J.P. Morgan Trust Company, National Association, as Trustee, and any successor or other trustee, under the Seward Bond Trust Indentures.

“Seward Facility” means the 521 MW coal facility and related assets owned by Reliant Energy Seward, LLC, or its successors, and located in New Florence, Indiana County, Pennsylvania.

“Seward Series 2001A Bonds” has the meaning given to such term in the definition of “Seward Tax-Exempt Bonds”.

“Seward Series 2002A Bonds” has the meaning given to such term in the definition of “Seward Tax-Exempt Bonds”.

“Seward Series 2002B Bonds” has the meaning given to such term in the definition of “Seward Tax-Exempt Bonds”.

“Seward Series 2003A Bonds” has the meaning given to such term in the definition of “Seward Tax Exempt Bonds.”

“Seward Series 2004A Bonds” has the meaning given to such term in the definition of “Seward Tax Exempt Bonds.”

“Seward Subsidiary” means Reliant Energy Seward, LLC, a Delaware limited liability company, and its successors.

“Seward Tax-Exempt Bonds” shall mean (1) the Pennsylvania Economic Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2001A, in the original aggregate principal amount of $150,000,000 (the “Seward Series 2001A Bonds”), (2) the Pennsylvania Economic Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2002A, in the original aggregate principal amount of $75,000,000 (the “Seward Series 2002A Bonds”), (3) the Pennsylvania Economic Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2002B, in the original aggregate principal amount of $75,000,000 (the “Seward Series 2002B Bonds”), (4) the Pennsylvania Economic Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project), Series 2003A, in the original aggregate principal amount of $100,000,000 (the “Seward Series 2003A Bonds”), and (5) any bonds issued by PEDFA on or after December 22, 2004 as permitted hereunder and supported by letters of credit outstanding hereunder.

“Shared Collateral” has the meaning assigned to it in the Collateral Trust Agreement.

“Sharing Eligible Debt” means:

(1)                                  Indebtedness under clauses (a), (e) and (f) of the definition of Permitted Debt;

(2)                                  Indebtedness under clause (s) of the definition of Permitted Debt;

(3)                                  the Secured Notes;

(4)                                  the PEDFA Guaranties;

(5)                                  Permitted Refinancing Indebtedness of the Borrower or, if it constitutes Permitted PEDFA Bond Indebtedness, Indebtedness of the Borrower and/or the Seward Subsidiary and/or guaranteed by the Borrower and/or the Guarantors, the net proceeds of which are used to refinance Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds; provided, that in the case of Permitted PEDFA Bond Indebtedness, the assets of the Seward Subsidiary (other than Investments in the Borrower pledged to secure such Permitted PEDFA Bond Indebtedness and proceeds from the issuance of Permitted PEDFA Bond Indebtedness that secures Permitted PEDFA Bond Indebtedness) shall remain free of all Liens securing Indebtedness, except Permitted Prior Liens and Liens held by the Collateral Trustee as security for the Parity Secured Debt; and

(6)                                  Permitted Refinancing Indebtedness, the net proceeds of which are used to refinance Parity Secured Debt;

provided, that each category of Indebtedness described above:

(1)                                  must be guaranteed by any of the Restricted Subsidiaries that, on the date of incurrence of such Indebtedness, is obligated as a Guarantor under a Guarantee of the Credit Agreement Obligations;

(2)                                  must not be subordinated in right of payment or in respect of the application of the proceeds of the Collateral Trustee’s Liens on the Collateral to any other Indebtedness of the Borrower or any Guarantor (whether or not such other Indebtedness is part of the same series of Indebtedness), except in accordance with the Order of Application; and

(3)                                  is governed by an indenture or agreement that appoints a Secured Debt Representative and includes an Intercreditor Confirmation.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that if the context in which “Solvent” or

“Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.

“SPC” has the meaning specified in Section 11.6(h).

“Specified Junior Securities” means subordinated debt securities issued by the Borrower that:

(1)                                  are subordinated to the Loans pursuant to subordination provisions (A) at least as favorable to the Lenders as either the subordination provisions set forth in Schedule 1.1(d) hereto or the subordination provisions applicable to the Borrower’s 5.00% Convertible Senior Subordinated Notes due 2010 issued pursuant to that certain indenture, dated as of June 24, 2003, by and between the Borrower and Wilmington Trust Company, as trustee, or (B) otherwise acceptable to the Revolver Administrative Agent;

(2)                                  have a final maturity date occurring at least 91 days after the Maturity Date and have a Weighted Average Life to Maturity at least 91 days longer than the Weighted Average Life to Maturity of the Loans;

(3)                                  are not guaranteed by any Subsidiary of the Borrower except for any guarantee by a Guarantor that is contractually subordinated in right of payment to the prior payment in full in cash to the Guaranty; and

(4)                                  are not convertible into any other securities except Equity Interests of the Borrower (other than Disqualified Stock).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower, which are substantially similar to those in existence on December 22, 2004 or are otherwise reasonably customary in an accounts receivable or equipment securitization transaction, in each case, as determined by the Borrower.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of a Person that is contractually subordinated to the Credit Agreement Obligations.

“Subordinated Obligations” has the meaning specified in Section 8.6.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary”, “Restricted Subsidiary”, “Restricted Subsidiaries” or “Subsidiaries” shall refer to a Subsidiary, Restricted Subsidiary, Restricted Subsidiaries or Subsidiaries of the Borrower.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, on any date of determination, except as otherwise set forth in Section 6.12 as to any Domestic Subsidiary or group of Domestic Subsidiaries which are not Loan Parties, that such Subsidiary or Subsidiaries had either (i) $25,000,000 or more of Consolidated EBITDAR during the four Fiscal Quarter period most recently ended or (ii) had assets the aggregate book value of which was $50,000,000 or more.

“Title Company” means a title insurance company of recognized national standing which is acceptable to the Administrative Agent in its sole discretion.

“Title Policy” shall mean, with respect to any Mortgage, a mortgagee policy of title insurance (ALTA or the equivalent) or marked “commitment” of title insurance insuring the applicable Mortgage as a first priority Lien on such real property asset in favor of the Collateral Trustee (for the benefit of the holders of the Parity Secured Obligations, including the Secured Parties) to secure the Parity Secured Obligations, free of all Liens other than the Permitted Encumbrances, which policy of title insurance shall be issued by a Title Company in such policy amounts, with such endorsements and affirmative insurance, and in form and substance reasonably satisfactory to the Administrative Agent, and shall contain no exceptions to coverage other than matters satisfactory to the Administrative Agent in its judgment reasonably exercised and which policy of title insurance shall have been fully paid for by the Borrower.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) as of the Closing Date, RE Retail Receivables, LLC, and (b) thereafter, any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that:

(a)                                  such Subsidiary has no Indebtedness other than Indebtedness that is Non-Recourse to the Borrower and its Restricted Subsidiaries;

(b)                                 except as permitted pursuant to Section 7.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c)                                  such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)                                 the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary properly designated and of all outstanding Investments owned by such Subsidiary properly designated would be Permitted Investments under Section 7.2 as of the time of the designation.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the Board Resolution giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the preceding conditions and was permitted by Section 7.2.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 7.3, the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 7.3; and (ii) no Default would be in existence following such designation. Upon any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the redesignated Subsidiary will become a Guarantor pursuant to and if required by Section 6.12; provided, that any redesignated Restricted Subsidiary that is not a Material Subsidiary need not become a Subsidiary Guarantor until such time as it becomes a Material Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Waivable Repayment” has the meaning specified in Section 2.4(b)(ix).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Indebtedness.

1.2  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3  Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Aggregate Revolver and Term Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Aggregate Revolver and Term Lenders and the Borrower); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Unless otherwise noted, computation of financial covenants and financial requirements under the Loan Documents shall be made on a consolidated basis for the Borrower and its Subsidiaries, without duplication.

1.4  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND THE LOANS

2.1  The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan to the Borrower on the Closing Date in an amount equal to the Commitment of such Lender.  Amounts borrowed under this clause and repaid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.2  Borrowings, Conversions and Continuations of Loans.

(a)                                  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York time) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this clause must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the

Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.3(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in
Section 2.2(a).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than noon (New York time) on the Business Day specified in the Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Sections 4.1 and 4.2, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by 1:00 p.m. (New York time) on the Business Day specified in the Borrowing Notice, either by (i) crediting the account of the Borrower on the books of Deutsche Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Lenders holding in the aggregate more than 50% of the Outstanding Amount.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four Interest Periods in effect.

(f)                                    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)                                 Notwithstanding anything to the contrary set forth herein, all Loans incurred on the Closing Date shall be Eurodollar Rate Loans with a one month Interest Period.

2.3  [Reserved].

2.4  Optional and Mandatory Prepayments.

(a)                                  Optional Prepayments.  Subject to Section 2.4(b)(ix), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (4) any prepayments of Loans shall be applied ratably to the principal repayment installments thereof on a pro rata basis.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)                                 Mandatory.  Subject to Section 2.4(b)(ix), (i)  If the Borrower or any of its Restricted Subsidiaries consummates any Asset Sale which in the aggregate results in the realization by the Borrower or such Restricted Subsidiary of Net Asset Sale Proceeds (determined as of the date of such Asset Sale, whether or not such Net Asset Sale Proceeds are then received by the Borrower or such Restricted Subsidiary), the Borrower shall apply all Net Asset Sale Proceeds received pursuant to Section 7.5 and all other Net Asset Sale Proceeds other than Excluded Proceeds, in each case, to the extent not previously applied in such Fiscal Year to make mandatory prepayments of Term Loans under this clause (b)(i) (it being understood that Net Asset Sale Proceeds subject to this clause (b)(i) applied in such Fiscal Year to make prepayments of Term Loans prior to receipt of such Net Asset Sale Proceeds other than Excluded Proceeds shall be deemed to have been made as a mandatory prepayment under this clause (b)(i)), within three Business Days after the date of receipt thereof by the Borrower or such Restricted Subsidiary subject to the provisions of Section 2.4(b)(viii)), as follows:

(A)                              to the extent such Net Asset Sale Proceeds are not OPH Asset Sale Proceeds, (X) if none of such Net Asset Sale Proceeds is required by the terms of any Parity Secured Debt to be offered to any holder of any Parity Secured Debt (including the Existing Credit Agreement) or otherwise used to repurchase or prepay any Parity Secured Debt (including the Existing Credit Agreement), to prepay Loans (determined as provided in Section 2.4(b)(vii) below) in an amount equal to 100% of such Net Asset Sale Proceeds received and (Y) if any of such Net Asset Sale Proceeds is required by the terms of any Parity Secured Debt to be offered to any holder of any Parity Secured Debt (including the Existing Credit Agreement) or otherwise used to repurchase or prepay any Parity Secured Debt (including the Existing Credit Agreement), to prepay Loans (determined as provided in Section 2.4(b)(vii) below) in an amount equal to 100% of such Net Asset Sale Proceeds received multiplied by the Pro Rata Percentage; and

(B)                                to the extent such Net Asset Sale Proceeds are OPH Asset Sale Proceeds, (X) if none of such Net Asset Sale Proceeds is required by the terms of any Parity Secured Debt (including the Existing Credit Agreement)or the OPH Note Indenture to be offered to any holder of any Parity Secured Debt (including the Existing Credit Agreement)or any holder of an OPH Note or otherwise used to repurchase or prepay any Parity Secured Debt (including the Existing Credit Agreement)or OPH Notes, to prepay Loans (determined as provided in Section 2.4(b)(vii) below) in an amount equal to 100% of such Net Asset Sale Proceeds received, to the extent the OPH Note Indenture does not prohibit the distribution of such Net Asset Sale Proceeds to the Borrower, (Y) to the extent such OPH Asset Sale Proceeds in the aggregate are equal to or less than the outstanding principal amount of the OPMW Term Notes and the OPNY Term Note, to prepay (without any offer to repurchase or prepay any OPH Notes) on first, the OPMW New Term Note and the OPNY Term Note on a pro rata basis and second the OPMW Refinancing Note, and, in turn, to prepay Loans (determined as provided in Section 2.4(b)(vii) below) (without any offer to repurchase or prepay any other Parity Secured Debt (other than the Existing Credit Agreement)), and (Z) to the extent such OPH Asset Sale Proceeds (I) in the aggregate exceed the outstanding principal amount of the OPMW Term Notes and the OPNY Term Note, (II) are not otherwise required, in accordance with the OPH Note Indenture, to be offered to prepay any OPH Notes, and (III) are required by the terms of any Parity Secured Debt to be offered to any holder of Parity Secured Debt or otherwise used to repurchase or prepay any Parity Secured Debt, to pay a dividend in the amount of such proceeds to the Borrower and, in turn, to prepay Loans (determined as provided in Section 2.4(b)(vii) below) in an amount equal to 100% of such Net Asset Sale Proceeds received multiplied by the Pro Rata Percentage, but only (so long as and to the extent such Net Asset Sale Proceeds are not accepted by any such holder of Parity Secured Debt) to the extent the OPH Note Indenture does not prohibit the distribution of such Net Asset Sale Proceeds to the Borrower.

In addition, in the event any such Net Asset Sale Proceeds described in the foregoing sentence (x) are required by the terms of any Parity Secured Debt to be and are offered to any holder of Parity Secured Debt but are not accepted by such holder, or

(y) are required by the terms of the OPH Note Agreement to be and are offered to any holder of an OPH Note but are accepted neither by such holder nor subsequently by any holder of any Parity Secured Debt to whom they are required by the terms of any Parity Secured Debt Agreement to be and are offered, and are permitted in accordance with the OPH Note Indenture to be distributed to the Borrower (such Net Asset Sale Proceeds being referred to herein as “Available Proceeds”), then promptly, but in any event no later than three (3) Business Days after the last day for, in each case, such holder of any Parity Secured Debt to accept the repurchase or prepayment offer, the Borrower shall prepay Loans (determined as provided in Section 2.4(b)(vii) below) in an amount equal to 100% of such Available Proceeds.

(ii)                                  Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any secured Senior Debt (other than Excepted Debt) and any Permitted Refinancing Indebtedness of any of the foregoing, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Financing Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of
Section 2.4(b)(viii).

(iii)                               Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any unsecured Senior Debt (other than Excepted Debt), the Borrower shall prepay an aggregate principal amount of Loans equal to (x) if the Consolidated Leverage Ratio determined on a pro forma basis after giving effect to such incurrence or issuance as of the last day of the Fiscal Quarter most recently ended equals or exceeds to 4.0:1, 75% of all Net Financing Proceeds received therefrom and (y) if the Consolidated Leverage Ratio so determined is less than 4.0:1, 50% of all Net Financing Proceeds received therefrom, within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of Section 2.4(b)(viii); provided, that so long as no Event of Default shall have occurred and be continuing, (A) if the Borrower intends to reinvest any Net Financing Proceeds in accordance with this proviso, it shall deliver written notice of such intention to the Administrative Agent on or prior to the third Business Day immediately following the date on which Borrower receives such Net Financing Proceeds, (B) if the Borrower shall have delivered such notice, it may reinvest all or any portion of such Net Financing Proceeds in an aggregate amount, together with the aggregate amount of Net Financing Proceeds reinvested pursuant to Section 2.4(b)(iv), not to exceed $500,000,000 in ERCOT Assets so long as, pending such reinvestment, the Net Financing Proceeds are applied to repay Revolving Credit Loans or maintained as Collateral for the Credit Agreement Obligations, and (C) on the date the Borrower consummates such purchase of ERCOT Assets, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such Net Financing Proceeds have been reinvested in accordance with the proviso of this clause (b)(iii) and, as a result, no mandatory prepayments are required under this clause (b)(iii); provided, further, that any Net Financing Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section.

(iv)                              Upon the incurrence or issuance by the Borrower of any Junior Securities (other than Excepted Debt and other than in connection with the exercise of employee options or the RRI Warrants), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Financing Proceeds received therefrom, within three Business Days after the date of receipt thereof by the Borrower subject to the provisions of Section 2.4(b)(viii); provided, that so long as no Event of Default shall have occurred and be continuing, (A) if the Borrower intends to reinvest any Net Financing Proceeds in accordance with this proviso, it shall deliver written notice of such intention to the Administrative Agent on or prior to the Business Day immediately following the date on which Borrower receives such Net Financing Proceeds, (B) if the Borrower shall have delivered such notice, it may reinvest all or any portion of such Net Financing Proceeds in an aggregate amount, together with the aggregate amount of Net Financing Proceeds reinvested pursuant to Section 2.4(b)(iii), not to exceed $500,000,000 in ERCOT Assets so long as, pending such reinvestment, the Net Financing Proceeds are applied to repay Revolving Credit Loans or maintained as Collateral for the Credit Agreement Obligations, and (C) on the date the Borrower consummates such purchase of ERCOT Assets, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such Net Financing Proceeds have been reinvested in accordance with the proviso of this clause (b)(iv) and, as a result, no mandatory prepayments are required under this clause (b)(iv); provided, further, that any Net Financing Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section.

(v)                                 Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower, any of the Loan Parties or OPH or any of its Subsidiaries in respect of its property or assets, and not otherwise included in clause (i), (ii), (iii) or (iv) of this clause (b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Casualty Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of Section 2.4(b)(viii); provided, that with respect to proceeds of insurance and Condemnation awards (or payments in lieu thereof), (A) if the Borrower intends to reinvest the Net Casualty Proceeds thereof in accordance with this proviso, it shall deliver written notice of such intention to the Administrative Agent on or prior to the Business Day immediately following the date on which Borrower receives such Net Casualty Proceeds, (B) if the Borrower shall have delivered such notice, the Net Casualty Proceeds thereof may be reinvested, so long as such reinvestment is to restore, repair or replace the assets or property or purchase other assets with substantially the same utility and in the same line of business in respect of which such Net Casualty Proceeds were received, and so long as such reinvestment is consummated or irrevocably committed to be consummated within 365 days after the receipt of such Net Casualty Proceeds so long as, pending such reinvestment, the Net Casualty Proceeds are applied to repay Revolving Credit Loans or maintained as Collateral for the Credit Agreement Obligations, and (C) on the date the Borrower consummates or commits to consummate such restoration, repair or replacement or purchase, it shall deliver a certificate of a Responsible Officer to the Administrative Agent certifying that all, or, subject to the immediately succeeding proviso, part of, such Net Casualty Proceeds have been reinvested in accordance with the first proviso of this clause (b)(v) and, as a result, no mandatory prepayments are required under this clause (b)(v); provided, further, that any Net Casualty Proceeds not so reinvested (or such lesser percentage which represents the remaining portion of such proceeds not expended or committed pursuant to the foregoing and less any amounts required to pay for necessary remediation expenses with respect to a condition affecting the applicable property, to pay reasonable expenses incurred in connection with the closure of the applicable property and to pay any costs reasonably incurred in connection with such casualty event) shall be immediately applied to the prepayment of the Loans in accordance with the foregoing or, to the extent the Collateral Trustee is loss payee under any insurance policy (if applicable), the Borrower shall irrevocably direct the Collateral Trustee to transfer to the Administrative Agent to be applied (in each case, promptly, but in no event later than three (3) Business Days following receipt of such proceeds) as a prepayment of Loans in accordance with the foregoing; provided, that if an Event of Default shall have occurred and be continuing, all Net Casualty Proceeds  which would otherwise be payable to the Borrower pursuant to this clause (b)(v) shall be paid to the Collateral Trustee and applied pursuant to the Collateral Trust Agreement; provided, however, that with respect to tangible property subject to any Permitted Encumbrance, no such prepayment shall be required to the extent that this clause (b)(v) would require an application of Net Casualty Proceeds that would violate or breach any of the provisions of the instruments or documents under which such Permitted Encumbrance arises or which governs the application of proceeds.

(vi)                              Notwithstanding anything to the contrary set forth above, the Company shall not be required to prepay the Loans pursuant to the clause (b)(i)(B)(Y), the last paragraph of clause (b)(i), and clauses (b)(ii) through clauses (b)(v) (the “Specified Provisions”) if the Borrower is required to make any prepayment of the loans under the Existing Credit Agreement by reason of the circumstances set forth therein.  The Borrower agrees that it will not incur revolving loans under the Existing Credit Agreement for the primary purpose of avoiding the making of a prepayment of Loans under the Specified Provisions.

(vii)                           Each prepayment of Loans pursuant to clauses (i), (ii), (iii), (iv) or (v) of this clause (b) shall be applied ratably to the Loans to the principal repayment installments thereof on a pro rata basis.

(viii)                        Notwithstanding the provisions of Sections 2.4(b)(i), (ii), (iii), (iv) and (v), if any mandatory prepayments under any such clause of this clause (b) would result in the Borrower incurring any obligation (as determined in the reasonable judgment of the Borrower) under Section 3.5 as a result of any such mandatory prepayment of Eurodollar Loans prior to the last day of an Interest Period, so long as no Default has occurred and is continuing, the Borrower may defer the making of such mandatory prepayment until the earlier of (A) the last day of such Interest Period and (B) the date thirty days after the date on which such mandatory prepayment would otherwise have been required to be made; provided that, pending such mandatory prepayment, the related amounts shall be maintained as Collateral for the Credit Agreement Obligations.

(ix)                                Notwithstanding anything to the contrary contained herein, the Lenders with outstanding Loans shall have the option to waive a voluntary prepayment of the Loans pursuant to Section 2.4(a) and a mandatory repayment of such Loans pursuant to clauses (i), (ii), (iii), (iv) or (v) of this clause (b) (each such prepayment or repayment, a

“Waivable Repayment”), provided that no Lender shall have the right to waive any such voluntary or mandatory prepayment at a time when no Term Loans under and as defined in the Existing Credit Agreement are outstanding.  The Borrower shall give to the Administrative Agent written notice of a Waivable Repayment at least five Business Days prior to such repayment, which notice the Administrative Agent shall promptly forward to all Lenders (indicating in such notice the amount of such repayment to be applied to each such Lender’s outstanding Loans).  In the event any such Lender desires to waive such Lender’s right to receive any such Waivable Repayment in whole or in part, such Lender shall so advise the Administrative Agent no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which notice shall also include the amount such Lender desires to receive in respect of such repayment.  If any Lender does not reply to the Administrative Agent within the aforementioned two Business Day period, such Lender will be deemed not to have waived any part of such repayment.  If any Lender does not specify an amount such Lender wishes to receive, it will be deemed to have waived 100% of the amount of its share of such payment.

2.5  Termination of Commitments.  The Commitments shall be automatically and permanently reduced to zero on the Closing Date (after giving effect to the Borrowing of the Loans).

2.6  Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on each Quarterly Payment Date the aggregate principal amount of Loans set forth opposite such Quarterly Payment Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.4); provided, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date in an amount equal to the aggregate principal amount of all Loans outstanding on such date:

Quarterly Payment Date	Amount of Loan Repayment
January 1, 2006 (through (and including) (January 1, 2010)	$747,500
April 30, 2010	The remaining amount of Loans

2.7  Interest.

(a)                                  Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                                 (i)                                     During all times that an Event of Default under Section 9.1(a) shall have occurred and be continuing, the Borrower shall pay interest on the principal amount of all outstanding Loans and Unreimbursed Amounts and all overdue interest, fees and other amounts, at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8  Fees.  The Borrower shall pay to the Administrative Agent for its own accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.9  Computation of Interest.  All computations of interest for Base Rate Loans when the Base Rate is determined by Deutsche Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10  Evidence of Debt.

(a)                                  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Credit Agreement Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall promptly execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a), and by each Lender in its account or accounts pursuant to Section 2.10(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.11  Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the initial Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the initial Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.4(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.4(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1  Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or each Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender

(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This clause shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.2  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3  Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4  Increased Costs; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e));

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.5  Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.6  Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender in accordance with Section 11.13.

3.7  Survival.  All of the Borrower’s obligations under this Article shall survive termination of the Commitments and repayment of all other Credit Agreement Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.1  General Conditions.  The obligation of each Lender to make its Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, is validly existing, in good standing and qualified to engage in business in Texas and Delaware;

(v)                                 a favorable opinion of Bracewell and Giuliani LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              a favorable opinion of general counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent; and

(vii)                           a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2004 that, except as disclosed in any Exchange Act filings made on or before five Business Days before the Closing Date, has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(b)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i)                                     recorded copies of the Existing Mortgages with respect to each of the properties indicated on
Schedule 5.8(c) hereto (the “Closing Date Mortgaged Properties”), which, upon the Closing Date, will create valid and subsisting Liens on the Closing Date Mortgaged Properties in favor of the Collateral Trustee for the benefit of the Secured Parties;

(ii)                                  such assurances as Administrative Agent may reasonably request that no other filings, encumbrances or transfers (other than in connection with Permitted Liens and Permitted Encumbrances) exist;

(iii)                               copies of the Existing Credit Agreement, the Secured Notes and the indentures and other documents relating thereto and the Security Documents, in each case certified as being true and complete copies thereof; and

(iv)                              such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(c)                                  Any fees required to be paid on or before the Closing Date shall have been paid.

(d)                                 Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(e)                                  All governmental authorizations and all third party consents and approvals necessary in connection with the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect.

(f)                                    Since December 31, 2004, there shall not have occurred any event, development, condition or circumstance not disclosed in the Borrower’s 2004 report filed on SEC Form 10-K, first- or second-quarter 2005 reports filed on SEC Form 10-Q, or any report filed on SEC form 8-K at least five Business Days before the Closing Date, that shall have had a Material Adverse Effect.

(g)                                 The Administrative Agent shall have received evidence reasonably satisfactory to it that all notices and other actions required under Section 2.6 of the Collateral Trust Agreement in order that the Credit Agreement Obligations constitute “Parity Secured Obligations” under the Security Documents have been taken, given or made (or will be taken, given or made contemporaneously with the making of the Loans).

Without limiting the generality of the provisions of Section 11.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2  Funding Conditions.  The obligation of each Lender to make its Loans is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the making of the Loans; provided, that representations and warranties which have Material Adverse Effect qualifiers shall be true and correct in all respects to the extent such Material Adverse Effect qualifier is applicable thereto.

(b)                                 No Default shall exist, or would result from the making of the Loans or from the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d)                                 The  date of the Borrowing shall have occurred on or before October 12, 2005.

The initial Borrowing Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the initial Borrowing.

4.3  Post Closing Covenant.  The Borrower shall, within 30 days after the Closing Date, deliver to the Administrative Agent:

(a)                                  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the

Borrower and its Subsidiaries is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)                                 favorable opinions of local counsel for the Loan Parties in jurisdictions in which the Closing Date Mortgaged Properties are located, including, among other things, opinions with respect to the enforceability and perfection of the Mortgages covering the Closing Date Mortgaged Properties and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;

(c)                                  pro forma modification endorsements that the Title Companies have agreed to issue to the Collateral Trustee that, when issued by the Title Companies, will provide the Collateral Trustee (for benefit of the Secured Parties in accordance with the Collateral Trust Agreement) with mortgagee’s title insurance through the Closing Date under the Existing Title Policies insuring that the Existing Mortgages (not including the Existing Florida Mortgages), as supplemented by the Mortgage Supplements, create a first priority Lien (subject to Permitted Encumbrances) on the Closing Date Mortgaged Properties (not including the Florida Mortgaged Properties) securing the Parity Secured Obligations; provided that the coverage effectuated by the Title Companies’ issuance of the modification endorsements shall be the substantially the same as or better than the coverage under the Existing Title Policies prior to the date of issuance of the modification endorsements, except for the addition of Liens (as defined in and permitted under the Existing Credit Agreement) arising between the date the Existing Title Policies were last modified by the Title Companies and a date on or after the Closing Date;

(d)                                 such tax and Uniform Commercial Code lien searches as the Administrative Agent may reasonably request and demonstrating that no other filings, encumbrances or transfers (other than in connection with Permitted Liens and Permitted Encumbrances) with regard to any Collateral are of record in any jurisdiction in which it shall be reasonably necessary or desirable for the Collateral Trustee to make a Uniform Commercial Code filing in order to provide the Collateral Trustee (for the benefit of the Secured Parties) with a perfected security interest in the Collateral and if applicable, evidence reasonably satisfactory to the Administrative Agent that any Liens indicated by such financing statements (or similar documents) that are not permitted under this Agreement, have been or will be released within 45 days after the Closing Date; and

(e)                                  such amendments to the Security Documents contemplated by the Collateral Trust Agreement and not requiring an Act of Secured Debtholders as the Administrative Agent may reasonably request.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.1  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, where such Contractual Obligation (x) evidences Indebtedness of the Borrower or any of its Subsidiaries or (y) is identified in the exhibit list from time to time in filings made by the Borrower with the SEC as material to the Borrower, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject that could reasonably be expected to have a Material Adverse Effect; (c) violate any Law that could reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of any Lien other than a Permitted Lien.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (iii) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) (other than the filing of supplements to the Mortgages), all of which have been duly obtained, taken, given or made and are in full force and effect.

5.4  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.

5.5  Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated June 30, 2005, and the related consolidated statements of income and cash flows and the related notes and supplemental information for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, except as disclosed in the Borrower’s Exchange Act filings made on or before the five Business Days before the Closing Date, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in the Borrower’s Exchange Act filings made on or before the five Business Days before the Closing Date, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.7  No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.8  Ownership of Property; Liens.

(a)                                  Each of the Borrower and each Subsidiary has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and Permitted Encumbrances and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens and Permitted Encumbrances.

(c)                                  Set forth on Schedule 5.8(c) hereto is a complete and accurate list of all real property interests owned as of the Closing Date by the Borrower and its Subsidiaries which are material to their business and are reflected on the financial statements referred to in Section 5.5

(other than such properties or assets disposed of since the date of such financial statements), showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.  Except as set forth on Schedule 5.8(c), the Borrower and each Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances.

5.9  Environmental Matters.

(a)                                  Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental permits, other than non-compliances that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 Neither the Borrower nor any of its Subsidiaries nor any property currently or, to the knowledge of Borrower or any of its Subsidiaries, previously owned, operated or leased by or for Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 5.9(c), as of December 22, 2004 neither the Borrower nor any of its Subsidiaries has a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)                                 There are no facts, circumstances or conditions known to Borrower or any of its Subsidiaries arising out of or relating to the operations or ownership of Borrower or any of its Subsidiaries or of the property owned, operated or leased by Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders that could be reasonably expected to result in any Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, unless such liabilities are (i) covered by environmental liability insurance, (ii) subject to an indemnity from any Governmental Authority, or (iii) subject to an indemnity satisfactory to the Borrower from a Person that is not an Affiliate of the Borrower that the Borrower has determined in good faith is appropriately credit worthy in relation to the potential amount of such liabilities.

(e)                                  As of the Closing Date, no environmental Lien has attached to any property of Borrower or its Subsidiaries and, to the knowledge of Borrower or its Subsidiaries, no facts, circumstance or conditions exist that could, individually or in the aggregate, reasonably be expected to result in an environmental Lien that would have a Material Adverse Effect.

(f)                                    Neither Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or Remedial Action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Borrower or any of its Subsidiaries have been disposed of in a manner that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.10  Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies of same or similar size engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11  Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed after giving effect to applicable extensions, except for tax returns or reports the failure of which to timely file could not reasonably be expected to have a Material Adverse Effect, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Except for (y) the Tax Sharing Agreement referred to in clause (13) of Permitted Investments and (z) the Tax Allocation Agreement dated as of December 31, 2000, by and among Reliant Energy, Inc. (now known as Centerpoint Energy, Inc.) and its affiliates parties thereto and Reliant Resources, Inc. and its affiliates parties thereto, on the Closing Date, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12  ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions (both quarterly and annually) to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability, whether or not waived, that could reasonably be expected to have a Material Adverse Effect, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to have a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13  Subsidiaries; Equity Interests.  On the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Loan Documents and the Permitted Liens.  On the Closing Date, the Borrower and its Subsidiaries have no equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

5.14  Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local statute or any other Law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Loan Document or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.  Neither the making of any Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

5.15  Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than general industry, political, and economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), at the time furnished or delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

5.16  Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17  Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure to so own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, except as set forth on Schedule 5.17, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18  Solvency.  The Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

5.19  Perfection, Etc.

(a)                                  The Security Documents (other than the Mortgages and the Assignments of Leases and Rents), create and grant to the Collateral Trustee for the benefit of the applicable Secured Parties, together with (i) the filing of appropriate UCC-1 and, if applicable, UCC 3, financing statements with the filing offices required under the Security Agreement, and (ii) the possession of certificated Pledged Securities (together with blank executed stock powers with respect thereto), a valid, first priority, perfected security interest in the Collateral, subject (other than in the case of investment property) only to Permitted Encumbrances and, as to perfection, subject to the terms and provisions of the Security Agreement.

(b)                                 The Mortgages and the Assignments of Leases and Rents, as supplemented by the Mortgage Supplements, will create in favor of the Collateral Trustee, for the benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ respective right, title and interest in and to the real property assets (except personalty that does not constitute fixtures) covered thereby and the proceeds thereof.  When each of the Mortgage Supplements are filed in the appropriate offices specified by a Loan Party and the proper amount of mortgage recording or similar taxes (if any) are paid, each of the Mortgages and the Assignments of Leases and Rents together with the UCC-1 financing statements relating to fixtures previously filed in connection with the Mortgages, shall constitute fully perfected Liens on, and fully perfected security interest in, all right, title and interest of the applicable Loan Parties in the real property assets (except personalty that does not constitute fixtures) covered thereby and the proceeds thereof, subject only to Permitted Encumbrances and, as to perfection, subject to the terms and provisions of the Mortgages and the Assignments of Leases and Rents.

5.20  Parity Secured Obligations.  The Credit Agreement Obligations constitute Parity Secured Obligations under the Collateral Trust Agreement and the other Security Documents; the Company has delivered a “Notice of Additional Secured Debt” with respect to this Agreement to the Collateral Trustee and each Secured Debt Representative at least three Business Days prior to the Closing Date and the Collateral Trustee has not received a notice from any Secured Debt Representative that any of the certifications set forth in such Notice of Additional Secured Debt was incorrect.  On the Closing Date, no Indebtedness is outstanding over the amount of $1,000,000 which has been incurred in under the basket set forth in Section 7.2(s) of the Existing Credit Agreement.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Agreement Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each Subsidiary to:

6.1  Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)                                  as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, stockholders’ equity, comprehensive income (loss) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of, and for, the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board or its successor and shall not be subject to any “going concern” or like qualification or exception;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and the related unaudited consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended and cash flows for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)                                  as soon as available, but in any event within thirty (30) days after the end of the first and second calendar months of each Fiscal Quarter, a copy of the Borrower’s (i) internal monthly consolidated corporate reporting package (i.e., flash reports) and (ii) monthly historical collateral postings (liquidity) reports; and

(d)                                 within 15 days after approval thereof by the Borrower’s Board of Directors for each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the two immediately succeeding Fiscal Years (or portion thereof) through the Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, (ii) forecasted consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries for each month of such Fiscal Year (but not subsequent Fiscal Years) and (iii) forecasts of calculations under Section 7.11 for each Fiscal Quarter of such Fiscal Year, and for each Fiscal Year in the case of subsequent Fiscal Years.

As to any information contained in materials furnished pursuant to Section 6.2(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.2  Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)                                  concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)                                 promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)                                  promptly after the same are available, copies of all quarterly and annual reports filed by the Borrower with the SEC on Forms 10-Q and 10-K, and all current reports filed by the Borrower with the SEC on Form 8-K;

(d)                                 promptly after the furnishing thereof, copies of any notice of default furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section;

(e)                                  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material, non-routine, written notice or other material, non-routine, written correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(f)                                    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.3  Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                  after any Responsible Officer’s obtaining knowledge of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws);

(c)                                  after any Responsible Officer’s obtaining knowledge of the occurrence of any ERISA Event or of any contribution failure under Code Section 412, or ERISA Section 302 with respect to any Pension Plan; and

(d)                                 of the (i) occurrence of any Asset Sale for which the Borrower is required to make a mandatory repayment pursuant to Section 2.4(b)(i), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory repayment pursuant to Section 2.4(b)(ii), (iii) or (iv), in each case after the effect of Section 2.4(b)(vi).

Each notice pursuant to this Section (other than subsection (d)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.4  Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property that is not a Permitted Lien.

6.5  Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.6  Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, in each of cases (a), (b) and (c), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of same or similar size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ (or such other period as required by law) prior notice to the Collateral Trustee of termination, lapse or cancellation of such insurance.

6.8  Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9  Books and Records.  (a)  Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10  Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties (subject in the case of access to its properties and assets, to any applicable restrictions contained in the leases for the Mortgaged Real Property Assets and the applicable Loan Party’s site safety and security requirements), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11  Use of Proceeds.  Use the proceeds of the Loans for general corporate purposes.

6.12  Additional Loan Parties; Security Interests.

(a)                                  Subject to the provisions of clause (b) below, promptly and in any event within thirty (30) Business Days (i) after the formation or acquisition after the Closing Date of any new Subsidiary (other than a Subsidiary that is prohibited from becoming a Loan Party pursuant to an agreement for Indebtedness in existence on December 22, 2004 which is permitted under Section 7.3, or an agreement for any refinancing or renewal of any such Indebtedness pursuant to, and in accordance with, Section 7.3) that has satisfied the Threshold Amount, (ii) with respect to any Subsidiary (other than a Subsidiary that is prohibited from becoming a Loan Party pursuant to an agreement for Indebtedness in existence on December 22, 2004 which is permitted under Section 7.3, or an agreement for any refinancing or renewal of any such Indebtedness pursuant to, and in accordance with, Section 7.3) which was formed or acquired after the Closing Date and which did not initially satisfy the Threshold Amount, after such Subsidiary does satisfy the Threshold Amount, (iii) after any Subsidiary ceases to be an Excluded Entity or (iv) after any Subsidiary Guarantees any Indebtedness of the Borrower other than the Obligations (as the case may be), deliver to the Collateral Trustee (with copies to the Administrative Agent) the following: (x) in the case of the Domestic Subsidiaries, (A) an Instrument of Assumption and Joinder executed by such Subsidiary pursuant to which, among other things, such Subsidiary shall become a Loan Party hereunder; and a Joinder Agreement (in substantially the form of Exhibit A to the Collateral Trust Agreement) pursuant to which, among other things, such Subsidiary shall become a party to the Collateral Trust Agreement and the Security Agreement, (B) appropriate UCC-1 financing statements with respect to the collateral under the Security Agreement, (C) all applicable Lien searches with respect to such Subsidiary, (D) Organizational Documents described in Sections 4.1(a)(iii) and 4.3(a) with respect to such Subsidiary, (E) a written opinion of counsel covering those matters addressed in the opinion delivered on the Closing Date but limited to such Subsidiary, (F) Mortgages for any of such Subsidiary’s real property assets having a book value in excess of  $20,0000,000, (G) such other security documents as may be reasonably requested by the Administrative Agent or its counsel and all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (H) if applicable and the same would not be Excluded Securities (as such term is defined in the Collateral Trust Agreement), certificates or other instruments (if any) representing 100% of the Equity Interests in such Subsidiary owned by a Loan Party together with an undated stock power (or other appropriate document) executed in blank for each such certificate or other instrument; and (y) if applicable and the same would not be Excluded Securities (as such term is defined in the Collateral Trust Agreement) in the case of Foreign Subsidiaries, such security documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent or its counsel, in order to cause the pledge by the applicable Loan Parties of the Equity Interests of such Subsidiary owned by such Loan Parties if such Foreign Subsidiary is a direct Subsidiary of a Loan Party; provided, that no more than 65% of the total outstanding Equity Interests of such Foreign Subsidiary shall be required to be pledged by the Loan Parties pursuant to this Section.  Neither the Collateral Trustee nor any other Person shall be required to release any Subsidiary from the Guaranty nor release any Lien on the Equity Interests or assets of any Subsidiary solely for the reason that such Subsidiary ceases to satisfy the Threshold Amount at any time.

(b)                                 If at any time after the Closing Date, any one or more Domestic Subsidiaries (other than Domestic Subsidiaries that are prohibited from becoming a Loan Party pursuant to an agreement for Indebtedness in existence on December 22, 2004 which is permitted under Section 7.3, or an agreement for any refinancing or renewal of any such Indebtedness pursuant to, and in accordance with, Section 7.3) have been formed or acquired which Subsidiaries are not Loan Parties hereunder and have individually or in the aggregate satisfied the Threshold Amount, promptly following its determination that the Threshold Amount has been satisfied, cause one or more of such Subsidiaries to become Loan Parties hereunder and to provide the documents required by Section 6.12(a) above, so that (i) the aggregate book value of the assets of all Domestic Subsidiaries that have been formed or acquired after December 22, 2004 and are not Loan Parties hereunder is, at all times, less than $50,000,000 and (ii) the aggregate Consolidated EBITDAR during the four-Fiscal Quarter period most recently ended attributable to all such Subsidiaries formed or acquired after December 22, 2004 that are not Loan Parties does not exceed $25,000,000.

(c)                                  At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such Guaranties, Instruments of Assumption and Joinder, and Security Documents.

Notwithstanding anything to the contrary contained herein, none of the foregoing actions shall be required to be taken by, or with respect to, REMA or any of its Subsidiaries.

6.13  Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14  Florida Mortgaged Properties.  Upon the occurrence and during the continuation of any Event of Default, at the request of the Required Aggregate Revolver and Term Lenders, the Borrower shall cause each of the Florida Mortgage Supplements to be filed in the appropriate offices and the proper amount of mortgage recording or similar taxes (if any) to be paid in connection therewith, in order to grant a fully perfected Lien on, and fully perfected security interest in, all right, title and interest of the applicable Loan Parties in the real property assets (except personalty that does not constitute fixtures) covered thereby and the proceeds thereof, subject only to Permitted Encumbrances and, as to perfection, subject to the terms and provisions of the Existing Florida Mortgages and the Assignments of Leases and Rents.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Credit Agreement Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.1  Liens.  Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

7.2  Investments.  Subject to Sections 7.18 and 7.19, make or hold any Investments, except for Permitted Investments.

7.3  Indebtedness.  Create, incur, issue, assume, suffer to exist, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt and Disqualified Stock), and the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, in each case, other than the following (collectively, “Permitted Debt”):

(a)                                  the Credit Agreement Obligations (as defined in the Existing Credit Agreement) and the Credit Agreement Obligations ,provided that no increases in the outstanding amount or the commitments under the Existing Credit Agreement from that existing on the Closing Date shall be permitted unless approved by the Required Aggregate Revolver and Term Lenders;

(b)                                 Indebtedness of Securitization Entities under Qualified Securitization Transactions in an aggregate principal amount at any one time outstanding under this clause not to exceed $450,000,000;

(c)                                  Indebtedness of REMA and its Subsidiaries in an aggregate principal amount at any one time outstanding under this clause (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of REMA and its Subsidiaries thereunder) not to exceed $60,000,000;

(d)                                 the following Indebtedness of the Borrower and the Guarantors: (i) Permitted PEDFA Bond Indebtedness and/or the guarantee thereof by the Borrower or the Guarantors or (ii) Indebtedness evidenced by or in support of the Seward Tax-Exempt Bonds, in an aggregate principal amount at any one time outstanding under this clause, not to exceed $500,000,000 less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness incurred pursuant to this clause that have been made by the Borrower and/or the Guarantors since December 22, 2004;

(e)                                  Indebtedness of the Borrower, including Parity Secured Debt, pursuant to a letter of credit or synthetic letter of credit facility not to exceed the sum of (i) the difference of (x) $500,000,000 minus (y) the aggregate principal amount of the Seward Tax-Exempt Bonds refinanced as fixed-rate Permitted PEDFA Bond Indebtedness on or after December 22, 2004 in accordance with clause (d) above plus (ii) the aggregate amount by which the Revolving Credit Commitments (as defined in the Existing Credit Agreement) have been permanently reduced since December 22, 2004;

(f)                                    Indebtedness of the Borrower, including Parity Secured Debt, in an aggregate principal amount at any one time outstanding under this clause, not to exceed $500,000,000, the proceeds of which are used to purchase (or which Indebtedness is assumed in connection with the purchase of) Permitted ERCOT Assets (provided, that such ERCOT Assets become Collateral securing the Credit Agreement Obligations on (or promptly following) such purchase);

(g)                                 Specified Junior Securities issued by the Borrower; provided, that if there is any change in the terms of such Specified Junior Securities that results in such securities no longer meeting all of the requirements of the definition of “Specified Junior Securities,” then such change will be deemed to constitute an incurrence of Indebtedness by the Borrower that was not permitted by this clause;

(h)                                 Existing Indebtedness of the Borrower and its Restricted Subsidiaries;

(i)                                     Senior Debt of the Borrower that is not secured by any Lien;

(j)                                     Permitted Refinancing Indebtedness of the Borrower or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (s) of this Section;

(k)                                  intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, that:

(i)                                     such Indebtedness (except Permitted PEDFA Bond Indebtedness, Indebtedness restricted from being subordinated pursuant to agreements identified on Schedule 7.3(k) and the Orion Notes) must be subordinated to the prior payment in full in cash of the Credit Agreement Obligations; and

(ii)                                  (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or any Restricted Subsidiary, and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Borrower or any Restricted Subsidiary (except transfers to the Collateral Trustee to secure Parity Secured Obligations) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(l)                                     shares of preferred stock issued by any Restricted Subsidiary to the Borrower or to any Restricted Subsidiary; provided, that:

(i)                                     any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or any Restricted Subsidiary; and

(ii)                                  any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or any Restricted Subsidiary,

shall be deemed, in each case, to constitute an issuance of such preferred stock by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(m)                               Hedging Obligations incurred by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(n)                                 Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

(o)                                 Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(p)                                 Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Subsidiary; provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Borrower and/or such Restricted Subsidiary in connection with such disposition;

(q)                                 the Guarantee by the Borrower or any Guarantor of Indebtedness of the Borrower or any Guarantor that is permitted by clause (d) (e), (f), (g), (i), (j) or (s) of this Section;

(r)                                    the Guarantee by OPC and its Subsidiaries of the Orion Notes; and

(s)                                  additional Indebtedness of the Borrower or any of its Restricted Subsidiaries, including Parity Secured Debt, Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, and Disqualified Stock of the Borrower, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300,000,000, less the Outstanding Amount at such time, the proceeds of which are used for, or assumed in connection with, general corporate purposes of the Borrower or any of its Restricted Subsidiaries.

Notwithstanding any of the foregoing, neither OPH nor any of its Subsidiaries shall create, incur, issue, assume, suffer to exist, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt and Disqualified Stock), or issue any shares of preferred stock, in each case, except to the extent permitted under clauses (h) (but not any Permitted Refinancing Indebtedness thereunder), (k), (l), (m), (n), (o), (p) and (r) of this Section.

7.4  Consolidation and Mergers.

(a)                                  Consolidate or merge with or into another Person, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, except that:

(i)                                     so long as no Default exists or would result therefrom, any Subsidiary may merge with or dissolve into (i) the Borrower; provided, that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided, that when any Guarantor is merging with or dissolving into another Subsidiary, the Guarantor shall be the continuing or surviving Person or such other Subsidiary shall become a Guarantor upon the consummation of such merger or dissolution in compliance with Section 6.12;

(ii)                                  in connection with any Asset Sale permitted under Section 7.5, any Subsidiary of the Borrower may dissolve, liquidate, consolidate or merge with any other Person or permit any other Person to consolidate or merge with or into it; and

(iii)                               so long as no Default exists or would result therefrom, in connection with any Investment permitted under Section 7.2, any Subsidiary of the Borrower may dissolve, liquidate, consolidate or merge with or into any other Person or permit any other Person to merge or consolidate with it; provided, that the Person surviving such merger, dissolution or consolidation shall be a Guarantor in compliance with Section 6.12.

(b)                                 In addition, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, in one or more related transactions, to any other Person.

(c)                                  This Section shall not apply to (i) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Borrower and the Restricted Subsidiaries, or (ii) the merger of the Borrower with an Affiliate solely for the purpose of reincorporating or re-forming the Borrower in another jurisdiction.

7.5  Asset Sales.

(a)                                  Consummate an Asset Sale unless:

(i)                                     the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (as reasonably determined by the Borrower or such Restricted Subsidiary); and

(ii)                                  at least 90% of the consideration therefor received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following shall be deemed to be cash:

(A)                              any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guaranty thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(B)                                any securities, notes or other Obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted (by sale or other disposition) by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion within 60 days; and

(C)                                reasonable reserves for indemnity obligations and purchase price adjustments funded in cash or held back by the purchaser.

(b)                                 In addition, without having obtained the Core Asset Consent in writing, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate (i) an Asset Sale of (x) any Equity Interest in RERH or (y) any “price-to-beat” small commercial or residential retail customers of RERH or any of its Subsidiaries that are located in the “greater Houston area” or (ii) an Asset Sale of any Equity Interest in REMA or OPH, or any assets of RERH (other than any asset to which clause (b)(i)(y) applies), REMA or OPH (and, in each case, their respective Subsidiaries), where the gross proceeds of the portion of the Equity Interest or asset being sold, together with the gross proceeds of any other such Equity Interest or assets sold in an Asset Sale on or after December 22, 2004, would exceed $2,500,000,000.  For purposes of calculating the amount under the foregoing clause (b)(ii), upon the first closing of any in a series of transactions, all of the Equity Interests or assets whose sale is contemplated by such series shall be deemed to have then been sold for their gross proceeds as at the time of such first closing.

(c)                                  If any Net Asset Sale Proceeds from any sale of Shared Collateral or from any issuance of Equity Securities that constitute an Asset Sale are required pursuant to the terms of any of the Secured Debt Documents to be deposited into a cash collateral or similar account, then such Net Proceeds shall be deposited into a Cash Collateral Account (as defined in the Existing Credit Agreement) as part of the Shared Collateral.

7.6  Restricted Payments.  Make any Restricted Payment by way of the payment of any dividend or distribution in cash or Cash Equivalents on any Equity Interests of the Borrower or otherwise, make any Restricted Payment except for the following:

(a)                                  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend would have complied with the provisions of this Agreement (and, in the case of any dividends to be paid by the Borrower, no Default had occurred and was continuing on the date of such declaration);

(b)                                 so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or of the substantially concurrent contribution of common equity capital or surplus to the Borrower;

(c)                                  the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Borrower or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(d)                                 the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(e)                                  so long as no Default has occurred and is continuing or would be caused thereby, (i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, severance agreement, employee benefit plan or agreement or similar agreement, in each case, as in existence and as in effect on December 22, 2004, (ii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, severance agreement, employee benefit plan or agreement or similar agreement other than any such agreement or plan described in clause (i) above, or (ii) the repurchase for value of any Equity Interests of the Borrower in the open market to satisfy stock options issued by the Borrower that are outstanding; provided, that with respect to clauses (ii) and (iii) above, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests after December 22, 2004 may not exceed $25,000,000 in any calendar year (or the pro rata portion thereof for the calendar year 2004);

(f)                                    the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(g)                                 the purchase by the Borrower of fractional shares upon conversion of any securities of the Borrower into Equity Interests of the Borrower;

(h)                                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower issued on or after December 22, 2004 in accordance with Section 7.3(s) hereof;

(i)                                     the transactions with any Person (including any Affiliate of the Borrower) set forth in clauses (b)(i) and (b)(iv) of Section 7.8(b) hereof and the funding of any obligations in connection therewith;

(j)                                     the issuance of Equity Interests of the Borrower (other than Disqualified Stock) for other Equity Interests of the Borrower in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering; and

(k)                                  so long as no Default has occurred and is continuing or would be caused thereby, additional Restricted Payments, other than the payment by the Borrower of any cash dividends or other cash distributions in respect of the Borrower’s Equity Interests, in an aggregate amount not to exceed, together with the aggregate amount of Investments made pursuant to clause (4) of the definition of “Permitted Investments,” $75,000,000 since December 22, 2004.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

7.7  Line of Business.  Not, nor permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

7.8  Transactions with Affiliates.

(a)                                  Not, and not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are no less favorable (as reasonably determined by the Borrower) to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person.

(b)                                 The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 7.8(a) hereof:

(i)                                     any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors;

(ii)                                  transactions between or among the Borrower and/or its Restricted Subsidiaries (other than Foreign Subsidiaries);

(iii)                               transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)                              payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower;

(v)                                 any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower;

(vi)                              Restricted Payments that do not violate the provisions of Section 7.6 hereof;

(vii)                           transactions effected as part of a Qualified Securitization Transaction;

(viii)                        loans or advances to employees in the ordinary course of business not to exceed $10,000,000 in the aggregate outstanding at any one time;

(ix)                                any agreement, instrument or arrangement as in effect as of December 22, 2004, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on December 22, 2004 as determined by the Borrower; and

(x)                                   any pro rata distribution (including a rights offering) to all holders of a class of Equity Interests or Indebtedness of the Borrower or any of its Restricted Subsidiaries, including Persons who are Affiliates of the Borrower or any of its Restricted Subsidiaries.

7.9  Restrictive Agreements.  Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or make any other distributions with respect to any shares of its capital stock or any other Equity Interest or participation in its profits owned by a Restricted Subsidiary, or (c) the ability of any Restricted Subsidiary to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or to transfer any of its properties or assets to the Borrower or any other Restricted Subsidiary; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Laws, or by any Loan Document, (ii) restrictions and conditions in any agreement or contract existing on December 22, 2004 and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing on December 22 , 2004, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) customary non-assignment provisions in any contract, easement or lease, and other customary encumbrances and restrictions entered into in the ordinary course of business that are not more restrictive, taken as a whole, than the encumbrances existing on

December 22, 2004, (vi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which any Restricted Subsidiary is a party and which is entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary and (vii) restrictions contained in documents evidencing Indebtedness existing at the time at which any such Person first becomes a Restricted Subsidiary, so long as such restriction was not agreed to or entered into solely in contemplation of such change in status, and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing at the time such Person first becomes a Restricted Subsidiary.

7.10  Use of Proceeds.  Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11  Financial Covenants.

(a)                                  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter of the Borrower to be less than the ratio set forth below opposite such Fiscal Quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through September 30, 2007	1.8:1.0
December 31, 2007 and each Fiscal Quarter thereafter	2.0:1.0

(b)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2006	6.0:1.0
December 31, 2006 through September 30, 2007	5.5:1.0
December 31, 2007 and each Fiscal Quarter thereafter	5.0:1.0

7.12  Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except

(a)                                  for Capital Expenditures other than in connection with an Acquisition, in an amount not exceeding $250,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries during each Fiscal Year; provided, that (i) any portion of the $250,000,000 amount permitted in any Fiscal Year that is not used during such Fiscal Year (the “Carry Amount”) may be carried forward for a period of one Fiscal Year and added to the amount of permitted Capital Expenditures in the immediately succeeding Fiscal Year (but no portion of any Carry Amount shall be used (or deemed to be used) in the applicable Fiscal Year until the entire amount of the Capital Expenditures permitted to be made in such Fiscal Year (i.e., without giving effect to any Carry Amount) as provided in this Section shall first have been used in full) and (ii) any portion of the $250,000,000 amount permitted in any Fiscal Year may be subtracted from the total amount permitted in such Fiscal Year and added to the permitted amount in the immediately preceding Fiscal Year; and

(b)                                 in the case of Capital Expenditures in connection with an Acquisition, an amount that, together with the aggregate amount of Acquisition Consideration paid by the Borrower or its Subsidiaries on or after December 22, 2004, in the aggregate does not exceed the Permitted Acquisition Limit;

provided, that in the case of both clauses (a) and (b), regulatory and environmental capital expenditures necessary to operate assets or to comply with law or permits and emergency capital expenditures, shall not be limited and shall not be included in calculating compliance with such limitations.

7.13  Modification of Certain Agreements.  Consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

(a)                                  documents relating to Subordinated Indebtedness (other than intercompany Indebtedness) of the Borrower or any Restricted Subsidiary in any way that:

(i)                                     increases the rate of or shortens the time for payment of interest on any Subordinated Indebtedness;

(ii)                                  increases the principal of, shortens the final maturity date of or shortens the Weighted Average Life to Maturity of any Subordinated Indebtedness;

(iii)                               alters in a manner adverse to the Borrower the redemption provisions or the price or terms at which the Borrower or such Restricted Subsidiary is required to offer to purchase any Subordinated Indebtedness; or

(iv)                              amends the subordination provisions of the agreements governing any Subordinated Indebtedness;

(b)                                 the Organization Documents of the Borrower or any of its Subsidiaries, if the result could reasonably expected to have a Material Adverse Effect; or

(c)                                  any Orion Note Document in any way that (i) reduces the rate of interest or extends in a material manner the date scheduled for payment of principal of or interest on, or reduces the principal amount (other than as a result of a Dollar for Dollar repayment) of, any of the Orion Notes, (ii) modifies, waives or deletes the terms of the Orion Note Documents which provide for a cross-default to Indebtedness of OPH under the OPH Note Indenture or the OPH Notes, or (iii) releases collateral securing the Orion Note Documents, except in connection with any asset disposition that is not prohibited hereunder and the Net Asset Sale Proceeds of which are applied in accordance herewith.

7.14  Fiscal Year.  Not, nor permit any of its Restricted Subsidiaries to, directly or indirectly, change its Fiscal Year from a Fiscal Year ending December 31.

7.15  Commodity Hedging.  Not, nor permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or assume any Commodity Hedging Obligations except in the ordinary course of business and not for speculative purposes.

7.16  Collateral Trust Agreement; Prepayment of Parity Secured Obligations.  Not, nor permit any of its Restricted Subsidiaries to, (a) take any action which requires an “Act of Secured Debtholders” under the Collateral Trust Agreement unless such action has been approved by the Administrative Agent or the Required Aggregate Revolver and Term Lenders or (b) agree to any amendment or waiver with respect to any provision of the Existing Credit Agreement which corresponds to a provision of this Agreement described under clause (a) of the definition of Required Lenders, unless the corresponding provision of this Agreement is amended or modified in a substantially similar manner and the applicable Lenders shall have received a ratable amount of the consideration, if any, paid to the lenders under the Existing Credit Agreement in respect of such amendment or modification (including, without limitation, any increase in pricing) on the same basis as the lenders under the Existing Credit Agreement (provided that this clause (b) shall not apply if the requisite consent required to make the corresponding amendment or modification to this Agreement is not obtained).

7.17  Orion Subsidiaries.

(a)                                  The Borrower shall not permit OPH or any of OPH’s Subsidiaries to distribute any cash (except Net Asset Sale Proceeds) to the Borrower or any of its Subsidiaries, except as follows:  first, to pay principal of and interest on the OPH Revolving Notes; second, to the extent permitted under the OPH Note Indenture, as a dividend paid by OPH to the Borrower; and third, to pay principal of and interest on the OPMW Term Notes and OPNY Term Note.

(b)                                 The Borrower shall not take or permit any action that would cause a “Change of Control” (as defined in the OPH Note Indenture) to occur, without the consent of the Required Aggregate Revolver and Term Lenders.

(c)                                  The Borrower shall cause OPH and its Subsidiaries to apply any OPH Asset Sale Proceeds to the prepayment of the OPMW Term Notes and OPNY Term Notes, in each case until repaid in full.

7.18  Designated Entities.  Notwithstanding anything to the contrary contained herein (including this Article):

(a)                                  neither the Borrower nor any Restricted Subsidiary shall make any Investment in or otherwise transfer any asset to any Designated Entity other than (i) pursuant to cash loans evidenced by promissory notes that are pledged as Collateral under the Security Documents; provided, that to the extent any Designated Entity has Contractual Obligations existing on December 22, 2004 which prohibit the incurrence by such Designated Entity of Indebtedness (including pursuant to such promissory notes), the Borrower and the Restricted Subsidiaries may, to the extent of such prohibitions, make cash equity contributions to such Designated Entity, (ii) credit support provided in the ordinary course of business to support obligations other than Debt of such Designated Entity (such as and including posting of cash and/or letters of credit, delivery of performance guarantees or similar agreements and arrangements to guaranty the timely and complete performance of such Designated Entity) and (iii) Investments and transfers of assets (other than cash, Cash Equivalents, or any power generation facility) and payments for goods and services in the ordinary course of business; and

(b)                                 no Designated Entity shall incur or permit to exist any Indebtedness other than (i) pursuant to clause (a)(i) above, (ii) Existing Indebtedness in respect of which it is obligated and (iii) Permitted Refinancing  Indebtedness with respect to any such Existing Indebtedness.

7.19  Foreign Investments.  Notwithstanding anything to the contrary contained herein (including this Article), neither the Borrower nor any Restricted Subsidiary (other than a Foreign Subsidiary) shall make any Investment in any Foreign Subsidiary unless the Borrower shall have taken all actions required by Section 6.12 with respect thereto; provided, that the aggregate amount of Investments made by the Borrower and/or Restricted Subsidiaries (other than a Foreign Subsidiary) in Foreign Subsidiaries after December 22, 2004 shall not exceed $50,000,000.

ARTICLE VIII.
GUARANTY

8.1  Guaranty; Limitation of Liability.

(a)                                  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Credit Agreement Obligations of the Borrower now or hereafter existing (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Credit Agreement Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Credit Agreement Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by the

Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)                                 Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Credit Agreement Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)                                  Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any Instrument of Assumption and Joinder, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other  Guarantor and each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

8.2  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The Credit Agreement Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Credit Agreement Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Credit Agreement Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed

Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Credit Agreement Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                                    any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                                 the failure of any other Person to execute or deliver this Guaranty, any Instrument of Assumption and Joinder or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                                 any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall survive termination of this Agreement and shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

8.3  Waivers and Acknowledgments.

(a)                                  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)                                 Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Credit Agreement Obligations of such Guarantor hereunder.

(d)                                 Each Guarantor acknowledges that the Administrative Agent or the Collateral Trustee may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Trustee and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)                                  Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)                                    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.2 and this Section are knowingly made in contemplation of such benefits.

8.4  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) Maturity Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the

Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

8.5  Assumption and Joinder.  Upon the execution and delivery by any Additional Guarantor of an Instrument of Assumption and Joinder as required under Section 6.12(a), (a) such Person shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Instrument of Assumption and Joinder.

8.6  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section:

(a)                                  Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Required Aggregate Revolver and Term Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                                 Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all Post-Petition Interest) before such Guarantor receives payment of any Subordinated Obligations.

(c)                                  Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so request, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

8.7  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Maturity Date, and (iii)  the release thereof in accordance with Section 10.10, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Upon the occurrence of the latest date specified in clause (a) above, the Guarantors shall be released from other Credit Agreement Obligations under the Loan Documents.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and Obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in this Section.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.1  Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.3, 6.5 (only with respect to the existence of the Borrower), 6.11 or 6.12 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) a Loan Party receiving notice thereof from the Administrative Agent (which notice shall be given at the request of any Lender) or any other Person, or (ii) a Responsible Officer or other executive officer of a Loan Party obtains knowledge of such occurrence; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party, any Person required to become a Loan Party pursuant to Section 6.12, REMA, OPH or any Subsidiary of REMA or OPH (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness under or Guarantee in respect of the REMA Lease or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Agreements) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is (x) in the case of all such Indebtedness or Guarantees (including under or in respect of the REMA Lease), to cause, or (y) in the case of all such Indebtedness or Guarantees (other than under or in respect of the REMA Lease), to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000 and not paid when due; or

(f)                                    Insolvency Proceedings, Etc.  The Borrower or any Loan Party (or Person that is required to become a Loan Party pursuant to Section 6.12) that is a Material Subsidiary or REMA, OPH or any Subsidiary of REMA or OPH institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of their respective property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of their respective property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  The Borrower or any Loan Party (or Person that is required to become a Loan Party pursuant to Section 6.12) that is a Material Subsidiary or REMA, OPH or any Subsidiary of REMA or OPH becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)                                 Judgments.  There is entered against the Borrower, any Loan Party, any Person that is required to become a Loan Party pursuant to Section 6.12, OPH, REMA or any Subsidiary of OPH or REMA a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance or that has not been paid), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) within thirty (30) days from the later of (X) the entry of any such judgment or the date of any such order (as applicable) and (Y) the date any payment is required to be made on or with respect to any such judgment or order pursuant to the terms thereof, the same shall not have been paid, discharged or vacated or, in the case of a judgment, stayed pending appeal, or shall not have been discharged or vacated within thirty (30) days from the entry of a final order of affirmance on appeal; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or the Borrower fails to make a contribution under Code Section 412 or ERISA Section 302 with respect to a Pension Plan, within 30 days after the date on which the Borrower obtains knowledge that such contribution is due, in an aggregate amount in excess of $50,000,000; or

(j)                                     Change of Control.  There occurs any Change of Control; or

(k)                                  Invalidity of Documents.  (i) Any Security Agreement, Mortgage or other Security Document after delivery thereof pursuant to Section 4.1 or 6.12 shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances and Permitted Liens) on and security interest in the Collateral purported to be covered thereby; provided, that no such defects pursuant to this clause with respect to a Lien granted or purported to be granted by any of the Loan Documents shall give rise to an Event of Default under this clause unless such defects shall adversely affect the aggregate value of the Collateral by an aggregate amount of $50,000,000 or more; or (ii) any Loan Party shall so assert such invalidity or lack of perfection or priority; or (iii) any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Credit Agreement Obligations thereunder, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any other Loan Document; or any Loan Party denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any provision of any other Loan Document; or

(l)                                     Failure of Subordination.  Unless otherwise waived or consented to by the Administrative Agent and the Required Aggregate Revolver and Term Lenders in writing, the subordination provisions relating to any Subordinated Indebtedness (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent and the Lenders in accordance with the terms thereof, or the monetary Credit Agreement Obligations shall fail to constitute “Senior Indebtedness” or “Senior Debt” (or similar term) referring to the Credit Agreement Obligations; or the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Secured Parties or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of such Subordination Provisions.

9.2  Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare by written notice to the Borrower the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and

(b)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

9.3  Application of Funds.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.2), any amounts received on account of the Credit Agreement Obligations shall be applied by the Administrative Agent in the following order:

(a)                                  to payment of that portion of the Credit Agreement Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)                                 to payment of that portion of the Credit Agreement Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause payable to them;

(c)                                  to payment of Hedging Obligations and that portion of the Credit Agreement Obligations constituting accrued and unpaid interest on the Loans and other Credit Agreement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them;

(d)                                 to payment of that portion of the Credit Agreement Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them;

(e)                                  to the payment of all other Credit Agreement Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Credit Agreement Obligations owing to the Secured Parties on such date; and

(f)                                    the balance, if any, after all of the Credit Agreement Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X.
THE ADMINISTRATIVE AGENT

10.1  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Deutsche Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2  Rights As a Lender.  The Person serving as the Administrative Agent or hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it, WHETHER OR NOT RELATED TO ANY SINGULAR, JOINT OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT, (i) with the consent or at the request of Lenders holding in the aggregate more than 50% of the Outstanding Amount (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

10.5  Delegation of Duties.  The Administrative Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Sole Lead Arranger or Sole Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other

Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Credit Agreement Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 11.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Agreement Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10  Collateral and Guaranty Matters.

(a)                                  Subject to the terms of the Security Documents, the Administrative Agent is irrevocably authorized, at the discretion of the Administrative Agent from time to time, to take any of the following actions or to direct the appropriate Persons to take any of the following actions or to confirm the taking of the same, in each case as the Administrative Agent shall determine to be in the interest of the Lenders:

(i)                                     accept, release, subordinate or otherwise modify any Lien on any real or personal property, including any security issued by or other ownership interest in any Person, (A) with respect to acceptances, at any time, (B) with respect to releases, upon payment in full of all Credit Agreement Obligations (other than contingent indemnification obligations), (C) with respect to releases, to the extent of property that is or will be sold, monetized, securitized, leased or otherwise transferred or disposed of as part of or in connection with any transaction required or permitted under any Loan Document or otherwise to the extent contemplated by any transaction required or permitted under any Loan Document (and without limiting any other applicable releases, to the extent any Subsidiary ceases to be a Subsidiary of the Borrower, or all or substantially all of its assets is sold or otherwise transferred or disposed of, then regardless of the form of such transaction such release may extend to all of the ownership interests in such Subsidiary and the assets of such Subsidiary), (D) with respect to subordinations, to the extent the Lien which benefits from the subordination is permitted by Section 7.1, or (E) under other circumstances, to the extent such actions under such other circumstances are approved, authorized or ratified in writing by the Required Lenders or such greater percentage of Lenders required under Section 11.1(i) or (j); provided that in any circumstances when any release is authorized, any lesser modification such as a partial release or subordination is also authorized;

(ii)                                  accept, release, subordinate or otherwise modify the Guaranty, any other Guarantee of any Credit Agreement Obligations or as applicable any Person obligated under the Guaranty or any such Guarantee, (A) with respect to acceptances, at any time, (B) with respect to releases, if the applicable guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise to the extent contemplated by any transaction required or permitted under any Loan Document (and without limiting any other applicable releases, to the extent any Subsidiary that is an issuer of “Excluded Securities” as defined in the Collateral Trust Agreement is released from the Guaranty or any such Guarantee, then such release may extend to a release of Liens in the Excluded Securities issued by such Subsidiary) or (C) under other circumstances, to the extent such other actions under such circumstances are approved, authorized or ratified in writing by the Required Lenders or such greater percentage of Lenders required under Section 11.1(i) or (j); provided that in any circumstances when any release is authorized, any lesser modification such as a partial release or subordination is also authorized;

(iii)                               take or direct the taking of or confirm any action to which clause (i) above applies (other than the release of, or the subordination of the Secured Parties’ Lien on, all or substantially all of the Collateral in any transaction or series of related transactions) if and to the extent determined by the Administrative Agent that the cost to the Credit Parties of not taking such action, including administrative costs, is disproportionate to the benefit to be maintained by the Secured Parties by not taking such action;

(iv)                              enter into any Secured Trading Counterparty Intercreditor Agreement and other intercreditor agreements, subordination agreements and other agreements related to the Security Documents or the Guaranty or any other Guarantee of any Credit Agreement Obligations determined by the Administrative Agent or the Collateral Trustee to be in the interest of the Lenders, (A) with Persons who have been granted Liens permitted by Section 7.1, (B) to the extent contemplated by any transaction required or permitted under any Loan Document or (C) under other circumstances to the extent such other circumstances are approved, authorized or ratified in writing by the Required Lenders or such greater percentage of Lenders required under Section 11.1(i) or (j); and

(v)                                 exercise rights (other than enforcement rights unless authorized by the Required Lenders) and perform obligations under the Collateral Trust Agreement and the other Security Documents, the Guaranty and any other Guarantee of any Credit Agreement Obligations, the documents and agreements referred to in clause (iv) above and related documents and agreements, in each case as required or as deemed appropriate in the discretion of the Administrative Agent or the Collateral Trustee, including amending, supplementing, waiving, providing consent under or otherwise modifying any of the foregoing documents or agreements, directing or providing notices or other communications to the Collateral Trustee and becoming or appointing any agent, co-agent, sub-agent, trustee, co-trustee, sub-trustee or the like for the Collateral Trustee or for other Persons.

(b)                                 The Administrative Agent hereby agrees at the option of the Borrower to take or direct the Collateral Trustee or other applicable Person to take or to confirm, to the extent not otherwise prohibited by this Agreement, (1) any of the actions described under clause (a)(i)(A)-(D), (a)(ii)(A) or (B), or (iv)(A) or (B) above upon the occurrence of any of the applicable circumstances set forth in such clauses and the receipt of the Borrower’s written request that such action be taken.  The manner of taking such actions shall be determined by the Administrative Agent in its reasonable discretion after consultation with the Borrower following the occurrence of any of such applicable circumstances.  In connection therewith, the Administrative Agent shall timely execute and deliver, provide, return or otherwise make available or direct the execution and delivery, provision, return or otherwise making available of all filings, recordings, notices, and other documents and agreements, including financing statements, recordable real property documents and general releases and notices, directions and other communications to the Collateral Trustee, required by the terms of this Agreement or reasonably requested by the Borrower.

(c)                                  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing any authority to take or direct the taking of or to confirm any of the actions in accordance with this Section.

(d)                                 Any actions taken or directed to be taken or confirmed by the Administrative Agent under the authority granted under this Section shall be deemed for all purposes to be authorized by and shall be binding on and may be made on behalf of the Lenders and the other Secured Parties under this Agreement.  In addition, whether or not so authorized, the Collateral Trustee, any agent, co-agent, sub-agent, trustee, co-trustee, sub-trustee or the like for the Collateral Trustee and any other Person to whom these provisions may relate are directed to follow, and shall be entitled to rely upon as so authorized by the Lenders and the other Secured Parties under this Agreement, any document or agreement, notice, direction or other communication signed by or received from the Administrative Agent purporting to be authorized by or to be on behalf of the Lenders or any other Secured Parties under this Agreement or any subset thereof under this Section or otherwise.

(e)                                  Contemporaneously with the execution hereof, in addition to all other authorizations provided in this Section, the Administrative Agent is irrevocably authorized to, and direct the Collateral Trustee and any agent, co-agent, sub-agent, trustee, co-trustee, sub-trustee or the like to, and hereby so direct all of them to, execute and deliver, provide, return or otherwise make available all filings, recordings, notices and documents and agreements (i) necessary or desirable to satisfy the conditions set forth in Section 4.1 and (ii) otherwise deemed necessary or desirable by the Administrative Agent to effect the transactions contemplated in connection with the execution and delivery of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1  Amendments, Etc.  11.1  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless approved, authorized or otherwise similarly acted upon in favor by the Required Lenders in accordance with the definition thereof unless otherwise specified herein (or the Administrative Agent with the approval, authorization or vote of such Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and, if not signed by the Administrative Agent, acknowledged by the Administrative Agent (which acknowledgement shall not be withheld to the extent so approved, authorized or similarly acted upon by such Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.1(a) or Section 4.2, without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Agreement Lenders shall be necessary to amend the definition of “Default Rate”;

(e)                                  change Section 2.12 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section, the definitions of “Core Asset Consent”, “Required Agreement Lenders”, “Required Aggregate Revolver and Term Lenders”, “Required Aggregate Term Lenders”, or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders and lenders under the Existing Credit Agreement required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                 change any provision of Section 11.6 the effect of which would impose additional restrictions on assignments and participations by Lenders without the written consent of each Lender;

(h)                                 except as otherwise permitted, authorized or required by any Loan Document, release any Guarantor from the Guaranty without the written consent of each Lender; or

(i)                                     except as otherwise permitted, authorized or required by any Loan Document, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) Section 11.6(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

11.2  Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such

Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof received after any action was taken in accordance with such terms.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4  Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one principal counsel and reasonably required local counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, WHETHER OR NOT RELATED TO ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute arising solely between or among any Lenders or Administrative Agent, which dispute is not a result of any act or omission of any Loan Party.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after the Borrower’s receipt of a written demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Agreement Obligations.

11.5  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the Credit Agreement Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The Obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Credit Agreement Obligations and the termination of this Agreement.

11.6  Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section, or (iv) to an SPC in accordance with the provisions of clause (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that:

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that only one such fee shall be required in connection with a concurrent assignment by a Lender to one or more Approved Funds.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant.  Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.

The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

11.7  Confidentiality.  Each of the Administrative Agent and the Lenders understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Administrative Agent and the Lenders hereby agrees that it will keep all the Information (as defined below) received by it confidential except that such Person shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, representatives, auditors, consultants, advisors, trustees, investment advisors, lawyers and affiliates as need to know such Information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed assignee or participant in accordance with Section 11.6 hereof; provided that prior to any such disclosure each such proposed assignee or participant shall agree in writing to be bound by the provisions of this Section 11.7; (iv) to the extent required by Law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority; (vi) to the extent such information (A) becomes publicly available other than as a result of a breach of this Agreement or (B) becomes available to such Lender on a nonconfidential basis from a source other than a Loan Party or any of its Affiliates; (vii) to the extent the Borrower shall have consented to such disclosure; (viii) in connection with the servicing of the Loans hereunder, in protecting, exercising or enforcing any rights and/or remedies in connection with any Loan Document or in any proceeding in connection with any Loan Document or any of the transactions contemplated thereby or (ix) to the Collateral Trustee.  For the purposes of this Section, “Information” means all information received from the Borrower, any other Loan Party or their respective officers, directors, employees, agents, representatives, auditors, consultants, advisors, trustees, investment advisors, lawyers and affiliates (collectively, “Credit Party Agents”) relating to the Borrower, any Loan Party, any Subsidiary of a Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Loan Party or any Subsidiary of a Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section agrees to use reasonable efforts to inform the

Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by Law.

11.8  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Credit Agreement Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Credit Agreement Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

11.9  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Agreement Obligations hereunder.

11.10  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of the Loans, and shall continue in full force and effect as long as any Loan or any other Credit Agreement Obligation hereunder shall remain unpaid or unsatisfied.

11.12  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13  Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.4, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or (iii) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14  Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT COURT OF THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE

RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.17  No Oral Agreements.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.18  Intercreditor Confirmation.

(a)                                  Notwithstanding (i) anything to the contrary contained in the Secured Debt Documents, (ii) the time of incurrence of any Series of Secured Debt, (iii) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt, (iv) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Shared Collateral, (v) the time of taking possession or control over any Shared Collateral or (vi) the rules for determining priority under any law governing relative priorities of Liens:

(A)                              all Liens at any time granted by the Borrower or any of its Subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall secure, Equally and

Ratably, all liabilities of the Borrower or such Subsidiary under or in respect of the Parity Secured Debt and other Parity Secured Obligations; and

(B)                                all proceeds of all Liens at any time granted by the Borrower or any its Subsidiaries in the Shared Collateral to secure any of the Parity Secured Debt shall be allocated and distributed Equally and Ratably on account of all liabilities of the Borrower or such Subsidiary under or in respect of the Parity Secured Debt and other Parity Secured Obligations.

(b)                                 Each Lender agrees to the provisions described in the Order of Application and the definition of the term “Equally and Ratably.”

(c)                                  The provisions of Section 11.18(a) hereof are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations and each present and future Secured Debt Representative.

11.19  Designated Senior Debt For purposes of the Convertible Notes, the Credit Agreement Obligations shall constitute “Designated Senior Debt”, as such term is defined in the indenture relating thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RELIANT ENERGY, INC.

By:
Name:
Title:

RELIANT ENERGY ASSET MANAGEMENT, LLC
RELIANT ENERGY BROADBAND, INC.
RELIANT ENERGY CALIFORNIA HOLDINGS, LLC
RELIANT ENERGY COMMUNICATIONS, INC.
RELIANT ENERGY COOLWATER, INC.
RELIANT ENERGY CORPORATE SERVICES, LLC
RELIANT ENERGY ELLWOOD, INC.
RELIANT ENERGY ETIWANDA, INC.
RELIANT ENERGY FLORIDA, LLC
RELIANT ENERGY FLORIDA HOLDINGS, LLC
RELIANT ENERGY KEY/CON FUELS, LLC
RELIANT ENERGY MANDALAY, INC.
RELIANT ENERGY NET VENTURES, INC.
RELIANT ENERGY NORTHEAST GENERATION, INC.
RELIANT ENERGY NORTHEAST HOLDINGS, INC.
RELIANT ENERGY ORMOND BEACH, INC.
RELIANT ENERGY POWER GENERATION, INC.
RELIANT ENERGY RETAIL HOLDINGS, LLC
RELIANT ENERGY SABINE (TEXAS), INC.
RELIANT ENERGY SERVICES DESERT BASIN, LLC
RELIANT ENERGY SERVICES MID-STREAM, LLC
RELIANT ENERGY SEWARD, LLC
RELIANT ENERGY TRADING EXCHANGE, INC.
RELIANT ENERGY VENTURES, INC.
RELIANT ENERGY WHOLESALE GENERATION, LLC

By:
Name: Andrew Johannesen
Title: Assistant Treasurer of the corporations and limited liability companies, and of the general partners of the limited partnerships, listed above

RELIANT ENERGY SERVICES, INC.

By:
Name: Andrew Johannesen
Title: Vice President and Treasurer

RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY ELECTRIC SOLUTIONS, LLC
RELIANT ENERGY SOLUTIONS EAST, LLC

By:
Name: Lloyd A. Whittington
Title: Vice President and Treasurer of the limited liability companies listed above

RELIANT ENERGY CAPTRADES HOLDING CORP.
RELIANT ENERGY SABINE (DELAWARE), INC.

By:
Name: Patricia F. Genzel
Title: President

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Administrative Agent and a Lender

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Sole Lead
Arranger, Sole Bookrunner, and Sole Syndication Agent

By:
Name:
Title:

By:
Name:
Title: